Exhibit 10.1

EXECUTION VERSION

EXCHANGE AGREEMENT
US 4024357

by and between

MAGELLAN PETROLEUM CORPORATION

and

ONE STONE HOLDINGS II LP

dated as of March 31, 2016

ARTICLE I THE EXCHANGE	1

Section 1.1	The Exchange 1

Section 1.2	Closing 2

Section 1.3	No Dissenters’ Rights 2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF MAGELLAN	2

Section 2.1	Organization 2

Section 2.2	Capitalization 3

Section 2.3	Authority Relative to this Agreement 4

Section 2.4	Limited Operations of Utah CO2 4

Section 2.5	Noncontravention 4

Section 2.6	Governmental Approvals 4

Section 2.7	Financial Statements 5

Section 2.8	Absence of Undisclosed Liabilities 5

Section 2.9	Absence of Certain Changes 5

Section 2.10	Title to Properties 6

Section 2.11	Compliance with Laws 6

Section 2.12	Tax Matters 7

Section 2.13	Legal Proceedings 8

Section 2.14	Brokerage Fees 8

Section 2.15	Permits 8

Section 2.16	Environmental Matters 8

Section 2.17	Commitments 8

Section 2.18	No Alienation 9

Section 2.19	Make-Up Rights 9

Section 2.20	Imbalance 9

Section 2.21	Preferential Rights and Consents to Assign 9

Section 2.22	No Participating Hydrocarbons 9

Section 2.23	Insurance 9

Section 2.24	Employees 9

Section 2.25	Agreements, Contracts and Commitments 9

Section 2.26	Hedging 11

Section 2.27	Regulatory Agencies 11

Section 2.28	Non-Consent 11

Section 2.29	Property Boundaries 11

Section 2.30	Current Payments 11

Section 2.31	No Other Royalties 11

Section 2.32	Securities Laws 11

Section 2.33	Magellan Fairness Opinion 11

Section 2.34	Benefit Plans 12

Section 2.35	Magellan Stockholder Approval 12

Section 2.36	No Other Representations or Warranties 12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ONE STONE	13

Section 3.1	Organization 13

Section 3.2	Authority Relative to this Agreement 13

Section 3.3	Noncontravention 13

Section 3.4	Governmental Approvals 13

Section 3.5	Ownership of the Preferred Stock 14

Section 3.6	Brokerage Fees 14

Section 3.7	Investment Representations 14

Section 3.8	No Other Representations or Warranties 14

Section 3.9	Independent Evaluation 14

ARTICLE IV ADDITIONAL COVENANTS AND AGREEMENTS	15

Section 4.1	Preparation of the Proxy Statement; Magellan Stockholder Meeting 15

Section 4.2	Conduct of Business 15

Section 4.3	No Solicitation by Magellan, Etc 18

Section 4.4	Commercially Reasonable Efforts 20

Section 4.5	Public Announcements 21

Section 4.6	Access to Information 21

Section 4.7	Notification of Certain Matters 21

Section 4.8	Fees and Expenses 22

Section 4.9	Tax Matters 22

Section 4.10	One Stone Voting Agreement 25

Section 4.11	Secured Promissory Note; Pledge Agreement 25

Section 4.12	Certain Employees 26

Section 4.13	BOLO Data 26

Section 4.14	One Stone Release 26

ARTICLE V CONDITIONS PRECEDENT	26

Section 5.1	Conditions to Each Party’s Obligation to Effect the Exchange 26

Section 5.2	Conditions to Obligations of Magellan to Effect the Exchange 26

Section 5.3	Conditions to Obligations of One Stone to Effect the Exchange 27

Section 5.4	Frustration of Closing Conditions 28

ARTICLE VI TERMINATION	28

Section 6.1	Termination 28

Section 6.2	Effect of Termination 29

Section 6.3	Fees and Expenses 30

ARTICLE VII MISCELLANEOUS	31

Section 7.1	No Survival, Etc 31

Section 7.2	Amendment or Supplement 31

Section 7.3	Extension of Time, Waiver, Etc 31

Section 7.4	Assignment 31

Section 7.5	Reserved 31

Section 7.6	Counterparts 31

Section 7.7	Entire Agreement; No Third-Party Beneficiaries 32

Section 7.8	Governing Law; Jurisdiction; Waiver of Jury Trial 32

Section 7.9	Specific Enforcement 32

Section 7.10	Notices 33

Section 7.11	Severability 34

Section 7.12	Interpretation 34

Section 7.13	Non-Recourse 35
ANNEXES
Annex 1    Definitions
Annex 2    Definition and Determination of Cash Amount
Annex 3    Certain Employees
Annex 4    Consents
Annex 5    Secured Promissory Note
Annex 6    Pledge Agreement
Annex 7    Other Assigned Contract
SCHEDULES
Schedule A    Specified Poplar Liabilities
Magellan Disclosure Schedule

EXCHANGE AGREEMENT
This EXCHANGE AGREEMENT, dated as of March 31, 2016 (this “Agreement”), is by and between Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and One Stone Holdings II LP, a Delaware limited partnership (“One Stone”). Magellan and One Stone are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Certain terms used in this Agreement are defined in Annex 1.
RECITALS
WHEREAS, the special committee of the Magellan Board (the “Magellan Special Committee”) has (a) determined that it is in the best interests of Magellan and the Magellan Stockholders (other than holders of Preferred Stock) to enter into, and has declared advisable, this Agreement and the transactions contemplated hereby, including the Exchange (as defined below) and (b) recommended that the Magellan Board (i) approve this Agreement and the transactions contemplated hereby, including the Exchange, (ii) submit this Agreement to a vote of the Magellan Stockholders and (iii) recommend adoption of this Agreement by the Magellan Stockholders;
WHEREAS, the Magellan Board and the One Stone Board of Managers, respectively, have determined that it will be in the best interests of each Party and its equityholders, and that it will advance the long-term business interests of the Parties, to engage in an exchange transaction whereby One Stone will transfer to Magellan 100% of the outstanding shares of Magellan Series A convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), in consideration for the assignment to and assumption by One Stone of 100% of the outstanding membership interests in Nautilus Poplar LLC, a Montana limited liability company and wholly owned subsidiary of Magellan (“Poplar”), and 51% of the outstanding common units in Utah CO2 LLC, a Delaware limited liability company and majority-owned subsidiary of Magellan (“Utah CO2”), as adjusted by the Cash Amount (as defined below) (the “Exchange”); and
WHEREAS, the Magellan Board and the One Stone Board of Managers have each (a) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange, and (b) subject to the approval of the Magellan Stockholders, and further subject to the terms and conditions set forth herein, determined to enter into the Exchange in accordance with this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
The Exchange
Section 1.1    The Exchange. Upon the terms and subject to the conditions of this Agreement, at closing (the “Closing”), (a) One Stone shall transfer to Magellan 100% of the outstanding shares of the Preferred Stock; (b) Magellan shall contribute, assign, transfer and convey to One Stone, or an affiliate thereof or a custodian designated in writing, by One Stone 100% of the outstanding membership interests in Poplar (the “Poplar Membership Interests”), and 51% of the outstanding common units in Utah CO2 (the “Purchased Utah CO2 Common Units” and together with the Poplar Membership Interests, the “CO2 Business”), in each case, free and clear of all Encumbrances; and (c) Magellan shall pay One Stone cash in an amount equal to the Cash Amount if the Cash Amount is positive, or if the Cash Amount is negative, One Stone shall pay Magellan an amount equal to the absolute value of the Cash Amount. The Cash Amount shall be paid by wire transfer of immediately available funds at the Closing. The Cash Amount and the CO2 Business are collectively referred to herein as the “Exchange Consideration.”
Section 1.2    Closing. The Closing shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Magellan and One Stone shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Exchange or the other transactions contemplated hereby.
ARTICLE II
Representations and Warranties of Magellan
Except as disclosed in (i) the disclosure letter delivered by Magellan to One Stone (the “Magellan Disclosure Schedule”) prior to the execution of this Agreement (provided that disclosure in any section of the Magellan Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto), (ii) the Unaudited Poplar Financial Statements (including any related notes thereto), and (iii) the SEC Filings (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Magellan represents and warrants to One Stone that:
Section 2.1    Organization.
(a)    Magellan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Magellan has full corporate power and authority to own, lease or otherwise hold and operate the CO2 Business and to carry on its business as presently conducted. Magellan is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Magellan.
(b)    Poplar is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Montana. Poplar has full limited liability company power and authority to own, lease or otherwise hold and operate the Poplar Properties and to carry on its business as presently conducted. Poplar is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its Properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Poplar. Magellan has made available to One Stone complete and accurate copies of the Poplar Organizational Documents, each as amended to the date of this Agreement, and each such document as so delivered is in full force and effect, and neither Poplar nor Magellan is in material violation of any of the provisions contained therein.
(c)    Utah CO2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Utah CO2 has full limited liability company power and authority to carry on its business as presently conducted. Utah CO2 is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its Properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Utah CO2. Magellan has made available to One Stone complete and accurate copies of the Utah CO2 Organizational Documents, each as amended to the date of this Agreement, and each such document as so delivered is in full force and effect, and neither Utah CO2 nor Magellan is in material violation of any of the provisions contained therein.
Section 2.2    Capitalization.
(a)    Magellan has no preferred or other equity securities issued or outstanding other than the Common Stock and the Preferred Stock. All of the outstanding shares of the Preferred Stock have been duly authorized and validly issued in accordance with the Magellan Organizational Documents and are fully paid. On the date hereof, there are 21,909,872 shares of Preferred Stock issued and outstanding.
(b)    All of the outstanding Poplar Membership Interests have been duly authorized and validly issued in accordance with the Poplar Organizational Documents, are fully paid and were issued and are held as described therein. All of the issued and outstanding Poplar Membership Interests are owned by Magellan free and clear of all Encumbrances, except as disclosed in Section 2.2(b) of the Magellan Disclosure Schedule. On the date hereof, Poplar has no preferred or other equity securities issued or outstanding other than the Poplar Membership Interests.
(c)    All of the outstanding common units of Utah CO2 (the “Utah CO2 Common Units”) have been duly authorized and validly issued in accordance with the Utah CO2 Organizational Documents, are fully paid and were issued and held as described therein. There are 10,000,000 issued and outstanding Utah CO2 Common Units, of which 5,100,000 Utah CO2 Common Units are owned by Magellan free and clear of all Encumbrances (other than the right of first offer, tag-along right and drag-along rights described in the amended and restated limited liability company agreement of Utah CO2). On the date hereof, Utah CO2 has no preferred or other equity securities issued or outstanding other than the Utah CO2 Common Units.
(d)    There are no preemptive rights or other rights to subscribe for or to purchase any Poplar Membership Interests. There are no Poplar Membership Interests or other preferred or other equity securities held in the treasury of Poplar, and there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Poplar Membership Interests or other securities of Poplar.
(e)    Except for the right of first offer, tag-along right and drag-along right described in the amended and restated limited liability company agreement of Utah CO2, and as otherwise indicated in Section 2.2(e) of the Magellan Disclosure Schedule, there are no preemptive rights or other rights to subscribe for or to purchase any Utah CO2 Common Units. There are no Utah CO2 Common Units or other preferred or other equity securities held in the treasury of Utah CO2, and except as disclosed in Section 2.2(e) of the Magellan Disclosure Schedule, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Utah CO2 Common Units or other securities of Utah CO2.
(f)    Magellan has and will deliver good title to the interests comprising the CO2 Business at Closing.
Section 2.3    Authority Relative to this Agreement. Subject to the receipt of the Magellan Stockholder Approval, (i) Magellan has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by Magellan of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Magellan are necessary to authorize the execution, delivery and performance by Magellan of this Agreement and the consummation of the transactions contemplated hereby; and (iii) this Agreement has been duly executed and delivered by Magellan and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Magellan in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Magellan and, assuming the due authorization, execution and delivery of the Parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Magellan enforceable against Magellan in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”).
Section 2.4    Limited Operations of Utah CO2. Utah CO2 was formed on August 14, 2014, and from that date to the date hereof, has not conducted any business operations, incurred any liabilities or obligations other than those incident to its formation and pursuant to this Agreement and the Exchange and the other transactions contemplated by this Agreement and as disclosed in Section 2.4 of the Magellan Disclosure Schedule, or entered into any contracts, except for the CO2 Purchase Agreement, the Utah CO2 Option Agreement and those contracts set forth in Section 2.4 of the Magellan Disclosure Schedule.
Section 2.5    Noncontravention. Except for the receipt of the Magellan Stockholder Approval and as otherwise indicated in Section 2.5 of the Magellan Disclosure Schedule, the execution, delivery and performance by Magellan of this Agreement and the consummation by Magellan of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Magellan Organizational Documents, the Poplar Organizational Documents or the Utah CO2 Organizational Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Magellan, Poplar or Utah CO2 is a party or by which Magellan, Poplar or Utah CO2 or any of the properties of Magellan, Poplar or Utah CO2 may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Magellan, Poplar or Utah CO2, except for Permitted Encumbrances and Encumbrances set forth in Section 2.5 of the Magellan Disclosure Schedule or (iv) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon Magellan, Poplar or Utah CO2, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Poplar or Utah CO2.
Section 2.6    Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Magellan, Poplar or Utah CO2 in connection with the execution, delivery or performance by Magellan of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable federal or state securities or takeover laws, including the filing of a proxy statement with the SEC in connection with the Exchange (the “Proxy Statement”), as well as the filing of such other forms, notices and other documents as are required under federal securities and state blue sky laws, and (ii) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 2.7    Financial Statements.
(a)    Magellan has delivered to One Stone (i) the unaudited balance sheet of Poplar as of June 30, 2015, and the related income statement for the fiscal year then ended, (ii) the unaudited balance sheet of Poplar as of September 30, 2015, and the related income statement for the three-month period then ended, and (iii) the unaudited balance sheet of Poplar as of December 31, 2015, and the related income statement for the six-month period then ended (together, the “Unaudited Poplar Financial Statements”). The Unaudited Poplar Financial Statements (A) have been prepared from the books and records of Poplar in conformity with GAAP applied on a consistent basis during the periods involved, subject to certain normal and recurring adjustments (that are not individually or in the aggregate material), as set forth in Section 2.7 of the Magellan Disclosure Schedule, and (B) accurately and fairly present in all material respects the financial position of Poplar as of the respective dates thereof and its results of operations for the periods then ended.
(b)    Since January 1, 2015, Magellan has filed with or furnished to the SEC all SEC Filings required to be filed or furnished under the Exchange Act or the Securities Act. None of Magellan’s Subsidiaries, including Poplar or Utah CO2, is required to file periodic reports with the SEC pursuant to the Exchange Act. At the time filed or furnished (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed SEC Filing prior to the date hereof, in which case as of the date of such amendment): each SEC Filing as of the date filed (i) complied (or to the extent filed after the date hereof and prior to the Closing Date, will comply) in all material respects with the applicable requirements of the Exchange Act and the Securities Act (as the case may be) and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SEC Filing and (ii) did not contain (or to the extent filed after the date hereof and prior to the Closing Date, will not contain) any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding written comments from the SEC with respect to any SEC Filings.
Section 2.8    Absence of Undisclosed Liabilities. Poplar does not have any liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Poplar Properties, in each case that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) liabilities reflected in the Unaudited Poplar Financial Statements, (ii) liabilities which have arisen since the date of the Unaudited Poplar Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (iv) liabilities disclosed in Section 2.8 of the Magellan Disclosure Schedule.
Section 2.9    Absence of Certain Changes. Except as disclosed in Section 2.9 of the Magellan Disclosure Schedule, since December 31, 2015, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Poplar, (ii) the business of Poplar has been conducted only in the ordinary course consistent with past practice, (iii) Poplar has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Poplar Properties, (iv) Poplar has not suffered any loss, damage, destruction or other casualty to any of its assets, including the Poplar Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on Poplar, and (v) there has been no event, condition, action or effect that, if taken during the period of time from the date of this Agreement through the Closing Date, would constitute a breach of Section 4.2.
Section 2.10    Title to Properties.
(a)    Poplar has defensible title to all oil and gas properties attributable to interests owned or held by Poplar as set forth in Exhibit A to the Magellan Disclosure Schedule in accordance with customary industry standards, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances set forth in Section 2.10 of the Magellan Disclosure Schedule. Rentals, royalties and other payments due by Poplar under oil and gas lease agreements relating to its oil and gas properties (the “Leases”), as set forth in Exhibit A to the Magellan Disclosure Schedule, have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such Leases, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Poplar. Except for the Leases set forth in Exhibit A to the Magellan Disclosure Schedule, Poplar is not a party to any other oil and gas lease agreement relating to its oil and gas properties.
(b)    All producing oil and gas wells operated by Poplar and included in the Poplar Properties are being operated and produced and, to the Knowledge of Magellan, have been drilled in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable Leases and Applicable Law. All oil and gas wells actually producing and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. All producing and non-producing oil and gas wells operated by Poplar and included in the Poplar Properties, excluding temporarily abandoned and plugged and abandoned oil and gas wells (the “Wells”), are set forth in Section 2.10 of the Magellan Disclosure Schedule.
(c)    All material proceeds from the sale of Hydrocarbons produced from the Poplar Properties are being received by Poplar in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).
(d)    Except as would not, individually or in the aggregate, have a Material Adverse Effect on Poplar, neither Poplar (as to wells operated by Poplar) nor, to Magellan’s Knowledge, an applicable operator (as to wells not operated by Poplar), is in material breach of, or default under, any Lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that relates to, or constitutes an interest in, the Poplar Properties.
(e)    Except to the extent the enforceability thereof may be limited by Creditor Rights or as would not be material to Poplar, each of the Leases (i) constitutes the valid and binding agreement of Poplar and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the consummation of the Exchange will continue to constitute a valid and binding agreement of Poplar.
Section 2.11    Compliance with Laws. Except as disclosed in Section 2.11 of the Magellan Disclosure Schedule, each of Magellan and Poplar has complied in all material respects with all Applicable Laws, except Applicable Environmental Laws which are specifically addressed in Section 2.16, relating to any aspect of the business of Poplar. Except as disclosed in Section 2.11 of the Magellan Disclosure Schedule, neither Magellan nor Poplar has received any written notice from any Governmental Authority relating to any aspect of the business of Poplar and alleging that Magellan or Poplar is not in compliance with or is in default or violation of any Applicable Law. Neither Magellan nor Poplar has been charged or, to the Knowledge of Magellan, threatened with, or is under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of Poplar.
Section 2.12    Tax Matters.
(a)    All material Tax Returns of the Companies have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Companies have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of the Companies in accordance with U.S. generally accepted accounting principles.
(b)    All material Taxes required to be withheld or collected by the Companies with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.
(c)    There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Companies. There are no actions, examinations or audits currently pending or, to Magellan’s Knowledge, threatened with respect to any of the Companies in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of any of the Companies which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns that any of the Companies is, or may be, subject to taxation by that jurisdiction.
(d)    There are no Encumbrances for Taxes on any of the Exchange Consideration. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of any of the Companies.
(e)    Neither Magellan nor the Companies are parties to, in respect of the Companies, and none of the Companies is subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of One Stone. None of the Companies has any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract or otherwise.
(f)    No portion of the Poplar Properties (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.
(g)    Poplar is, and has been from the date of its formation, properly treated as a disregarded entity for U.S. federal Income Tax purposes.
(h)    Utah CO2 is, and has been from the date of its formation, properly treated as a partnership for U.S. federal Income Tax purposes.
(i)    Magellan is, and has been from the date of its formation, properly treated as a corporation for U.S. federal income tax purposes and is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.
Section 2.13    Legal Proceedings. Except as set forth in Section 2.13 of the Magellan Disclosure Schedule, there are no material Proceedings pending or, to the Knowledge of Magellan, threatened against or involving (i) Poplar or any of its assets, including the Poplar Properties or (ii) Magellan with respect to any aspect of the business of Poplar. Poplar is not subject to any material judgment, order, writ, injunction, or decree of any Governmental Authority, nor is Magellan with respect to any aspect of the business of Poplar.
Section 2.14    Brokerage Fees. Neither Magellan nor any Affiliate (other than One Stone or its Affiliates) has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction for which One Stone will have liability, except as disclosed in Section 2.14 of the Magellan Disclosure Schedule and as otherwise set forth in Section 4.8.
Section 2.15    Permits. Section 2.15 of the Magellan Disclosure Schedule sets forth a list of all materials Permits necessary or required for the conduct of its business as currently conducted. Each such Permit is in full force and effect in all material respects, and Poplar is in material compliance with its Permits. Neither Magellan nor Poplar has received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of Magellan, threatened, with respect to any alleged failure by Poplar to have any material Permit.
Section 2.16    Environmental Matters. Except as disclosed in Section 2.16 of the Magellan Disclosure Schedule, (i) Magellan and its assets, real properties and operations are in compliance in all material respects with all Applicable Law pertaining to the environment, Hazardous Substances or Hazardous Wastes (“Applicable Environmental Laws”), including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), and the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”); (ii) Poplar has obtained all material environmental Permits required under Applicable Environmental Laws to operate the business of Poplar as currently operated; (iii) neither Magellan nor Poplar has received any written notice of any investigation or inquiry regarding the Poplar Properties from any Governmental Authority under any Applicable Environmental Law and (iv) there are no Proceedings, orders, decrees, writs, injunctions or judgments pending or in effect, or, to the Knowledge of Magellan, threatened by a Governmental Authority or other third party against Poplar that allege a violation of or liability under any Applicable Environmental Law that remain pending or unresolved and, to the Knowledge of Magellan, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceedings, orders, decrees, writs, injunctions or judgments that would reasonably be expected to result in a Material Adverse Effect on Poplar or Utah CO2. Except as disclosed in Section 2.16 of the Magellan Disclosure Schedule, to the Knowledge of Magellan, the Poplar Properties have not been used for Disposal of any Hazardous Substance such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws, and to the Knowledge of Magellan, no condition otherwise exists on any of the Poplar Properties such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws. The term “Hazardous Substance” as used herein shall have the meaning specified in CERCLA, and the terms “Hazardous Waste” and “Disposal” shall have the meanings specified in RCRA.
Section 2.17    Commitments. Except as set forth in Section 2.17 of the Magellan Disclosure Schedule, as of the date of execution of this Agreement Poplar has not incurred any expenses in excess of $50,000, and has made no commitments to make expenditures in excess of $50,000 (and neither Magellan nor Poplar has entered into any agreements that would obligate such party to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Poplar Properties after the Effective Time.
Section 2.18    No Alienation. Except as set forth in Section 2.18 of the Magellan Disclosure Schedule, since December 31, 2014, neither Magellan nor Poplar has sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any material right or title to, or interest in, the Poplar Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Poplar Properties in the regular course of business).
Section 2.19    Make-Up Rights. Poplar has not, nor has any other Person, received material prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Poplar Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Poplar Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Poplar Properties or so made any such repayment in cash.
Section 2.20    Imbalance. Any imbalance among the owners of the interests in the wells and units included in the Poplar Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 2.20 of the Magellan Disclosure Schedule sets forth all material gas imbalances affecting the Poplar Properties as of the date hereof. No condition relating to imbalances exists affecting the operation of the Poplar Properties which has materially impaired, or could reasonably be expected to materially impair, production from or the operations of the Poplar Properties.
Section 2.21    Preferential Rights and Consents to Assign. Except as set forth in Section 2.21 of the Magellan Disclosure Schedule, there are no consents to assignment or waivers of preferential rights to purchase affecting the Poplar Properties that must be obtained from third parties in order for Magellan to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Magellan.
Section 2.22    No Participating Hydrocarbons. Except as set forth in Section 2.22 of the Magellan Disclosure Schedule, the Poplar Properties do not include any unleased Hydrocarbons where Magellan or Poplar has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.
Section 2.23    Insurance. Section 2.23 of the Magellan Disclosure Schedule contains a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of Magellan (relating to any aspect of the business of Poplar) or Poplar.
Section 2.24    Employees. There are no current employees of Poplar. Except as set forth in Section 2.24 of the Magellan Disclosure Schedule, Poplar is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. Except as set forth in Section 2.24 of the Magellan Disclosure Schedule, Poplar is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of Magellan, threatened Proceeding against or involving Poplar by or before, and Poplar is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of Poplar.
Section 2.25    Agreements, Contracts and Commitments.
(a)    Section 2.25 of the Magellan Disclosure Schedule lists all material Contracts (other than Leases) to which Magellan, Poplar or Utah CO2 is a party as of the date hereof and which, in the case of Magellan, relate to the conduct of the business of Poplar or Utah CO2 or which, from and after the Closing, will burden the Poplar Properties in any material respect (collectively, the “Material Contracts”). Except as set forth in Section 2.25 of the Magellan Disclosure Schedule and as contemplated hereby, neither Poplar nor Utah CO2 is a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any agreement, contract or commitment relating to bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any intercompany agreements (A) between Poplar and Utah CO2 or (B) between or among Magellan or one of its Affiliates (other than Poplar or Utah CO2) on the one hand, and Poplar or Utah CO2, on the other hand, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of the Poplar Membership Interests, the Utah CO2 Common Units or any other outstanding securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Poplar or Utah CO2 to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures required to be disclosed in Section 2.17 of the Magellan Disclosure Schedule, (viii) any agreement, contract or commitment relating to the acquisition or disposition of assets or capital stock of any business enterprise, (ix) any contract that requires Poplar or Utah CO2 to purchase their total requirements of any product or service from a third party or that contains “take or pay” provisions or that contains calls on, or options to purchase, material quantities of Production, (x) any contract that provides for the indemnification by Poplar or Utah CO2 of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which Poplar or Utah CO2 is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of Poplar or Utah CO2, (xiii) any contract with any Governmental Authority to which Poplar or Utah CO2 is a party, (xiv) any contract to which Poplar or Utah CO2 is a party that provides for any joint venture, partnership or similar arrangement by Poplar or Utah CO2, (xv) any agreement to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Poplar Properties, respectively, from and after the Effective Time, but excluding rights of reassignment upon intent to abandon any asset included in the Poplar Properties and excluding sales, in the ordinary course of Poplar or Utah CO2’s business, of any obsolete inventory and equipment or Hydrocarbons, (xvi) any tax partnership agreement, (xvii) any agreement that constitutes a joint operating agreement, unit operating agreement, unitization or pooling agreement, participation agreement, exploration agreement, development agreement, partnership agreement, joint venture agreement or similar agreement, (xviii) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xix) any agreement that constitutes a lease of real property (excluding any Lease). Magellan has made available to One Stone accurate and complete copies of all written Material Contracts, including all amendments thereto.
(b)    Except as set forth in Section 2.25 of the Magellan Disclosure Schedule, Magellan, Poplar or Utah CO2 has not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral) set forth or required to be set forth in Section 2.25 of the Magellan Disclosure Schedule. There is not, to the Knowledge of Magellan, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.
(c)    Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of Magellan, Poplar or Utah CO2, as applicable, and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the consummation of the Exchange will continue to constitute a valid and binding obligation of Poplar or Utah CO2.
None of the foregoing provisions in this Section 2.25 relate to the Leases, which are addressed in Section 2.10.
Section 2.26    Hedging. Poplar is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Poplar is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
Section 2.27    Regulatory Agencies. Except as set forth in Section 2.27 of the Magellan Disclosure Schedule, all filings heretofore made by Magellan (relating to any aspect of the business of Poplar) or Poplar with all federal, state and local agencies or commissions were made in compliance with Applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings. The right of Magellan (relating to any aspect of the business of Poplar) or Poplar to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Authority has not been suspended, and neither Magellan nor Poplar has received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Poplar Properties, taken as a whole, from any Governmental Authority or customer.
Section 2.28    Non-Consent. Except as set forth in Section 2.28 of the Magellan Disclosure Schedule, there are no operations involving any of the Poplar Properties to which Magellan is currently a non-consenting party.
Section 2.29    Property Boundaries. To Magellan’s Knowledge: (a) all of the Poplar Properties have been drilled and completed, as applicable, within the boundaries of the Poplar Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by Applicable Law in all material respects; and (b) all drilling and completion of the Poplar Properties and all development and operations on the Poplar Properties have been conducted in all material respects in compliance with all Applicable Laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.
Section 2.30    Current Payments. Except as expressly set forth in Section 2.30 of the Magellan Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Poplar Properties are currently being paid to Poplar, and no material portion of such proceeds is currently being held in suspense by any Person by whom proceeds are paid except for immaterial amounts.
Section 2.31    No Other Royalties. Except as expressly set forth in Section 2.31 of the Magellan Disclosure Schedule, to Magellan’s Knowledge, the Poplar Properties as set forth in Exhibit A to the Magellan Disclosure Schedule are not burdened by any material royalty, overriding royalty interests, Production payments or other material burdens on Production.
Section 2.32    Securities Laws. Assuming One Stone’s representations contained in this Agreement are true and correct, the offer and sale of the Poplar Membership Interests and Utah CO2 Common Units included in the Exchange Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) are exempt from registration and qualification under the registration or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
Section 2.33    Magellan Fairness Opinion. The Magellan Special Committee has received the Magellan Fairness Opinion as of or prior to the date hereof.
Section 2.34    Benefit Plans. No Benefit Plan of Poplar or its ERISA Affiliates is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either Poplar or its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Benefit Plans, in any such case that would subject Poplar to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Poplar, its Subsidiaries or its ERISA Affiliates that has not been fully discharged. Each Benefit Plan has been operated in all material respects in compliance with Applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Benefit Plan of Poplar or its ERISA Affiliates have, in all material respects, been timely and completely filed or distributed. Each Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust. There have been no terminations, partial terminations or discontinuances of contributions by Poplar to any qualified plan during the preceding six years without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by Applicable Law. There are no pending claims, lawsuits or actions relating to any Benefit Plan of Poplar (other than ordinary claims for benefits) and none are threatened. No Benefit Plan of Poplar provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Poplar has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code.
Section 2.35    Magellan Stockholder Approval. The Magellan Stockholder Approval is the only vote or approval required of the holders of any class or series of Magellan capital stock that shall be necessary to adopt this Agreement and to consummate the transactions contemplated hereby, including the Exchange.
Section 2.36    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Magellan Disclosure Schedule), neither Magellan nor any other Person makes (and One Stone agrees that it is not relying upon) any other express or implied representation or warranty with respect to Magellan, Poplar or Utah CO2 (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Magellan disclaims any other representations or warranties not contained in this Agreement, whether made by Magellan, any Affiliate of Magellan or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Magellan Disclosure Schedule), Magellan disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to One Stone or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to One Stone by any director, officer, employee, agent, consultant or representative of Magellan or any of its Affiliates). The disclosure of any matter or item in the Magellan Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on Poplar or Utah CO2.
ARTICLE III
Representations and Warranties of One Stone
One Stone represents and warrants to Magellan that:
Section 3.1    Organization. One Stone is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. One Stone has full limited partnership power and authority to carry on its business as presently conducted. One Stone is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on One Stone.
Section 3.2    Authority Relative to this Agreement. One Stone has the full limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by One Stone of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other limited partnership proceedings on the part of One Stone are necessary to authorize the execution, delivery and performance by One Stone of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by One Stone and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by One Stone in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by One Stone and, assuming the due authorization, execution and delivery of the other Parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of One Stone enforceable against One Stone in accordance with its respective terms, except that such enforceability may be limited by Creditor Rights.
Section 3.3    Noncontravention. The execution, delivery and performance by One Stone of this Agreement and the consummation it of the transactions contemplated hereby, do not and will not (i) conflict with or result in a violation of any provision of the limited partnership agreement or other governing instruments of One Stone, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which One Stone is a party or by which One Stone may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property of One Stone, including the Preferred Stock, or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon One Stone.
Section 3.4    Governmental Approvals. To the Knowledge of One Stone, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by One Stone in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state securities or takeover laws, and (ii) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 3.5    Ownership of the Preferred Stock. One Stone (a) has full beneficial ownership, and is the owner of record, of 21,909,872 shares of the Preferred Stock (which reflects any shares of the Preferred Stock received in payment of preferred stock dividends) as of the date hereof and (b) will own any and all shares of the Preferred Stock issued to One Stone between the signing of this Agreement and the Closing (including any shares of the Preferred Stock issued to One Stone in payment of preferred stock dividends), in each case free and clear of all Encumbrances. One Stone will have no ownership or other interest in any shares of the Preferred Stock following the Closing.
Section 3.6    Brokerage Fees. One Stone has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby for which Magellan will have liability.
Section 3.7    Investment Representations. One Stone is acquiring the Poplar Membership Interests and Utah CO2 Common Units included in the Exchange Consideration for its own account for investment purposes only and not with a view to the distribution thereof. One Stone is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act. One Stone understands and agrees that the Poplar Membership Interests and Utah CO2 Common Units have not been registered under the Securities Act or any state securities laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws. One Stone acknowledges that it must bear the economic risk of its investment in the Poplar Membership Interests and Utah CO2 Common Units for an indefinite period of time because they have not been registered under the Securities Act and applicable state securities laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. Absent an effective registration statement under the Securities Act and applicable state securities laws covering the disposition of the Poplar Membership Interests and Utah CO2 Common Units, One Stone will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Poplar Membership Interests and Utah CO2 Common Units, respectively, absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities laws.
Section 3.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither One Stone nor any other Person makes (and Magellan agrees that it is not relying upon) any other express or implied representation or warranty with respect to One Stone (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and One Stone disclaims any other representations or warranties not contained in this Agreement, whether made by One Stone, any Affiliate of One Stone or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement, One Stone disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Magellan or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Magellan by any director, officer, employee, agent, consultant or representative of One Stone or any of its Affiliates).
Section 3.9    Independent Evaluation. In entering into this Agreement, One Stone acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbons associated with the Poplar Properties.
ARTICLE IV
Additional Covenants and Agreements
Section 4.1    Preparation of the Proxy Statement; Magellan Stockholder Meeting.
(a)    As soon as reasonably practicable following the date of this Agreement, Magellan shall prepare and file with the SEC a preliminary Proxy Statement to obtain the Magellan Stockholder Approval. Magellan shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Magellan shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Magellan Stockholders as promptly as practicable after the clearance is received from the SEC. If at any time prior to the Closing Date any information relating to Magellan, One Stone, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Magellan Stockholders. Magellan shall notify One Stone of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and Magellan shall supply One Stone with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby.
(b)    Subject to Section 4.3, Magellan shall, (i) as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Magellan Stockholder Meeting and (ii) through the Magellan Board, recommend to the Magellan Stockholders that they adopt this Agreement and approve the Exchange pursuant to this Agreement (the “Magellan Board Recommendation”). Except to the extent there is an Adverse Recommendation Change, Magellan shall include in the Proxy Statement a copy of the Magellan Fairness Opinion and (subject to Section 4.3) the Magellan Board Recommendation. Notwithstanding anything in this Agreement to the contrary, Magellan may postpone or adjourn the Magellan Stockholder Meeting (A) after consultation with One Stone, and with One Stone’s consent (not to be unreasonably withheld, conditioned or delayed), to solicit additional proxies for the purpose of obtaining the Magellan Stockholder Approval, (B) for the absence of quorum, (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Magellan has determined after consultation with outside legal counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Magellan Stockholders prior to the Magellan Stockholder Meeting and (D) if Magellan has delivered any notice contemplated by Section 4.3(c). Except to the extent there is an Adverse Recommendation Change, Magellan shall use reasonable best efforts to solicit its stockholders to obtain the Magellan Stockholder Approval.
Section 4.2    Conduct of Business.
(a)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Magellan Disclosure Schedule, including Section 4.2(a) of the Magellan Disclosure Schedule, (iii) as required by Applicable Law or (iv) as agreed to in writing by One Stone (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Closing, Magellan shall cause each of Poplar and Utah CO2 and, if formed pursuant to Section 4.9(f), Newco, to (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (C) use commercially reasonable efforts to comply in all material respects with all Applicable Laws and the requirements of all Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by this Agreement, (2) as set forth in the Magellan Disclosure Schedule, including Section 4.2(a) of the Magellan Disclosure Schedule, (3) as required by Applicable Law or (4) as agreed in writing by the Parties, during the period from the date of this Agreement to the Closing, Magellan shall cause each of Poplar and Utah CO2 and, if formed pursuant to Section 4.9(f), Newco, not to:
(i)    (A) issue, sell, grant, pledge, transfer, encumber, dispose of, accelerate the vesting of or modify, as applicable, any of its Securities, or any Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Securities or any other agreements of any character to purchase or acquire any of its Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; (B) redeem, purchase or otherwise acquire any of its outstanding Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its Securities; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Securities, or otherwise make any payments to its equityholders in their capacity as such; or (D) split, adjust, combine, subdivide or reclassify any Securities;
(ii)    (A) incur, refinance or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco;
(iii)    sell, transfer, lease, farmout, exchange, convey, license or otherwise dispose of any of the Poplar Properties with a fair market value in excess of $50,000, in the aggregate, without consultation and consent of One Stone, which consent shall not be unreasonably withheld, delayed or conditioned, except (1) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, or (2) transactions (including sales of oil, natural gas, natural gas liquids and other produced Hydrocarbons) in the ordinary course of business consistent with past practice;
(iv)    make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of Securities or otherwise) in excess of $50,000, in the aggregate for any fiscal year, without consultation and consent of One Stone, which consent shall not be unreasonably withheld, delayed or conditioned, except for any such capital expenditures set forth in Section 4.2(a)(iv) of the Magellan Disclosure Schedule, or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility, provided that such expenditures shall not exceed $50,000 in the aggregate;
(v)    except as set forth in the Magellan Disclosure Schedule, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) except in the ordinary course of business consistent with past practice, any assets;
(vi)    make any loans or advances to any Person (other than trade credit granted in the ordinary course of business consistent with past practice);
(vii)    (A) except in the ordinary course of business consistent with past practice, enter into any contract or agreement that would be a Material Contract or hedge agreement if in existence as of the date of this Agreement or (B) except in the ordinary course of business consistent with past practice, terminate or amend in any material respect any Material Contract, or (C) (1) waive any material rights under any Material Contract, (2) enter into or extend the term or scope of any Material Contract that materially restricts Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, from engaging in any line of business or in any geographic area, or (3) enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;
(viii)    except as required by Applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) surrender any right to claim a refund of Taxes; (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (G) take any other action outside of the ordinary course of business that would have the effect of increasing the Tax liability of any Company for any period after the Effective Time;
(ix)    make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or Applicable Law;
(x)    amend its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or any other organizational documents;
(xi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(xii)     fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;
(xiii)    except as provided under any agreement entered into prior to the date of this Agreement and disclosed in the Magellan Disclosure Schedule, pay, discharge, waive, settle or satisfy any suit, action, claims or proceeding seeking damages or injunction or other equitable relief, that would, (A) require the payment of monetary damages or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, in each case, without the consultation and consent of One Stone, which consent shall not be unreasonably withheld, delayed or conditioned; or
(xiv)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions to the transactions contemplated hereby, other than as permitted in Section 4.3.
Section 4.3    No Solicitation by Magellan, Etc.
(a)    Except as otherwise permitted by this Section 4.3, Magellan shall not, and shall use its best efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage or knowingly induce any inquiries or any proposals that could reasonably be expected to lead to or constitute the submission of an Alternative Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or furnish any non-public information, relating to an Alternative Proposal, (iii) approve, recommend, execute or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to One Stone, the Magellan Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, Magellan acknowledges and agrees that any material breach of the foregoing restrictions by Magellan’s Representatives shall be deemed to be a breach of this Section 4.3 by Magellan.
(b)    Notwithstanding anything to the contrary contained in Section 4.3(a), if at any time prior to obtaining the Magellan Stockholder Approval, (i) Magellan has received an Alternative Proposal that the Magellan Board believes is bona fide, (ii) the Magellan Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 4.3, then Magellan may (A) furnish information, including confidential information, with respect to Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) Magellan shall not, and shall use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Magellan has, or first enters into, a customary confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to One Stone and (y) Magellan shall provide to One Stone any non-public information with respect to Poplar, Utah CO2 and, if formed pursuant to Section 4.9(f), Newco, that was not previously provided or made available to One Stone prior to or substantially concurrently with providing or making available such non-public information to such other Person.
(c)    In addition to the other obligations of Magellan set forth in this Section 4.3, Magellan shall promptly advise One Stone, orally and in writing, and in no event later than three (3) Business Days after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Magellan in respect of any Alternative Proposal, and shall, in any such notice to One Stone, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep One Stone reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Magellan shall promptly provide One Stone with copies of any additional written materials received by Magellan or that Magellan has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
(d)    Notwithstanding the foregoing, if Magellan receives a written Alternative Proposal that the Magellan Board believes is bona fide and the Magellan Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Magellan Board may, at any time prior to obtaining the Magellan Stockholder Approval, if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, effect an Adverse Recommendation Change and/or enter into an Acquisition Agreement; provided, however, that Magellan shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or execute or enter into an Acquisition Agreement for a Superior Proposal until three (3) Business Days after Magellan provides written notice to One Stone (a “Magellan Notice”) advising One Stone that the Magellan Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and, at the request of One Stone, Magellan shall negotiate in good faith with One Stone during such three (3) Business Day period, with respect to any alternative transaction (including any modifications to the terms of this Agreement) that would allow the Magellan Board not to make such Adverse Recommendation Change consistent with its fiduciary duties (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Magellan Notice and a new three (3) Business Day period under this Section 4.3(d)).
(e)    For purposes of this Agreement:
(i)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than One Stone, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, equal to twenty percent (20%) or more of the consolidated assets of Poplar, Utah CO2 and, if formed pursuant to Section 4.9(f), Newco, on a combined basis or to which twenty percent (20%) or more of Poplar’s revenues on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, or (C) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the consolidated assets or equity interests of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco; in each case, other than the transactions contemplated hereby; provided, however, that no inquiry, proposal or offer shall be considered an Alternative Proposal if it relates solely to Magellan, its Securities and/or its assets exclusive of the CO2 Business (the “Retained Magellan Business”), and Magellan shall not be subject to any limitations under this Section 4.3 with respect to solicitations, inquiries, proposals, offers, negotiations, information or agreements relating solely to the Retained Magellan Business, and no public disclosure relating solely to the Retained Magellan Business shall be considered an Adverse Recommendation Change.
(ii)    “Superior Proposal” means a bona fide written Alternative Proposal, obtained after the date of this Agreement and not in breach of this Section 4.3, which is on terms and conditions which the Magellan Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the person making the proposal, to be more favorable to the Magellan Stockholders from a financial point of view than the transactions contemplated hereby (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by One Stone in response to such Alternative Proposal); provided, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Proposal” shall have the meaning assigned to such term in (i), except that the reference to “20%” in the definition of “Alternative Proposal” shall be deemed to be a reference to “50%.”
(f)    Nothing contained in this Agreement shall prevent Magellan or the Magellan Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other Applicable Law with respect to an Alternative Proposal if the Magellan Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 4.3(d). For the avoidance of doubt, a public statement that describes Magellan’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
Section 4.4    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 4.3 and Section 4.4(c)), each of Magellan and One Stone shall cooperate with the other and use (and shall cause its respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, including, but not limited to, any consents required in connection with the assignment of the Other Assigned Contract to One Stone, (iii) defend any lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
(b)    In furtherance and not in limitation of the foregoing, each of Magellan and One Stone shall use its commercially reasonable efforts to (i) take all action necessary to ensure that no state takeover statute or similar Applicable Law is or becomes applicable to any of the transactions contemplated hereby and (ii) if any state takeover statute or similar Applicable Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Applicable Law on the transaction.
(c)    Magellan and One Stone (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date.
Section 4.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be prepared by Magellan and shall not be issued without One Stone’s consent, which will not be unreasonably withheld or delayed. Thereafter, no Party shall issue or cause the publication of any press release or other public announcement (except to the extent made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law or by any applicable NASDAQ Stock Market Rules as determined in the good faith judgment of such Party (provided that such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same); provided, however, that Magellan shall not be required by this Section 4.5 to consult with any other party with respect to a public announcement in connection with (i) the receipt and existence of an Alternative Proposal that the Magellan Board believes is bona fide, (ii) an Adverse Recommendation Change and (iii) matters related thereto, but nothing in this proviso shall limit any obligation of Magellan under Section 4.3(c) to advise and inform One Stone; provided, further, that each Party and its respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Magellan or One Stone in compliance with this Section 4.5.
Section 4.6    Access to Information. Magellan shall afford One Stone reasonable access and assistance to conduct customary due diligence for a period of review beginning with the execution of this Agreement and ending on the later of (a) fifteen (15) Business Days or (b) fifteen (15) days prior to the filing of the preliminary Proxy Statement with the SEC. Without limiting the foregoing, upon reasonable notice and subject to Applicable Laws relating to the exchange of information, Magellan shall, and shall cause each of Poplar, Utah CO2 and, if formed pursuant to Section 4.9(f), Newco, to, afford to One Stone and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of Magellan’s, Poplar’s, Utah CO2’s and, if formed pursuant to Section 4.9(f), Newco’s, properties, commitments, books, contracts, records and correspondence (in the case of Magellan, relating to the business of Poplar, Utah CO2 or, if formed pursuant to Section 4.9(f), Newco, and in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.
Section 4.7    Notification of Certain Matters. One Stone shall give prompt notice to Magellan, and Magellan shall give prompt notice to One Stone, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE V and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE V; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 4.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE V, or give rise to any right to terminate this Agreement under ARTICLE VI, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.
Section 4.8    Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, provided, however, that, if the Exchange is consummated pursuant to this Agreement, each of Magellan and One Stone shall be responsible for 50% of the combined total, reasonable, out-of-pocket documented transaction fees and expenses incurred by Magellan (a) relating to the Magellan Fairness Opinion, (b) paid to the outside legal counsel of Magellan in connection with the review, evaluation, negotiation, documentation and performance of this Agreement or any of the transactions contemplated hereby, and (c) relating to the Magellan Stockholder Meeting, the Proxy Statement and other required filings, subject to a maximum obligation by One Stone of $400,000 in the aggregate.
Section 4.9    Tax Matters.
(a)    Tax Returns and Payment of Taxes.
(i)    Pre-Closing Pass-Through Tax Returns. Magellan will cause to be prepared all Pre-Closing Pass-Through Tax Returns of the Companies. At least five days prior to the due date for filing any such Tax Return, Magellan will deliver a copy of such Tax Return to One Stone. For the avoidance of doubt, Magellan (and the other owners of Utah CO2) shall be solely responsible for, and pay to the relevant Governmental Authority, any Taxes with respect to all Pre-Closing Pass-Through Tax Returns.
(ii)    Pre-Effective Time Tax Returns. Magellan will cause to be prepared all Tax Returns of the Companies for all Tax Periods ending on or before the Effective Time (other than Pre-Closing Pass-Through Tax Returns) (each, a “Pre-Effective Time Tax Return”). At least 30 days prior to the due date for filing any such Pre-Effective Time Tax Return, Magellan will deliver a copy of such Pre-Effective Time Tax Return, together with all supporting documentation and workpapers, to One Stone for its review and comment. Magellan will revise such Pre-Effective Time Tax Return to reflect any reasonable comments received from One Stone and, not later than five days prior to the due date for filing such Pre-Effective Time Tax Return, will provide such revised Pre-Effective Time Tax Return to One Stone (executed, as may be required, by any present or former authorized owners or officers of the applicable Company). The Parties shall cause the relevant Company to timely file such Tax Return (as revised to incorporate the One Stone’s reasonable comments) with and pay the amount of Taxes shown as due thereon to the appropriate Governmental Authority and provide a copy of such Tax Return and any receipt of payment to each of the Parties. Not later than five days prior to the due date for payment of Taxes with respect to such Pre-Effective Time Tax Return, Magellan will pay to (or at the direction of) One Stone the amount of Taxes shown as due on such Pre-Effective Time Tax Return; provided, however, that in the case of Utah CO2, Magellan shall only be required to pay to One Stone an amount equal to 51% of such Taxes.
(iii)    Straddle Period Tax Returns. One Stone will prepare or cause to be prepared all Tax Returns of the Companies for all Straddle Periods (each, a “Straddle Tax Return”). Not later than 30 days prior to the due date for filing any such Straddle Tax Return (other than Tax Returns for sales tax, use tax, payroll tax or social security or other Tax Returns that are due simultaneously with or soon after the end of the Tax Period), One Stone will deliver a draft of such Straddle Tax Return, together with all supporting documentation and workpapers, to Magellan for Magellan’s review and comment. The Parties shall cause the relevant Company to timely file such Straddle Tax Return (as revised to incorporate the Magellan’s reasonable comments) with and pay the amount of Taxes shown as due thereon to the appropriate Governmental Authority and provide a copy of such Tax Return and any receipt of payment to each of the Parties. Not later than five days prior to the due date for payment of Taxes with respect to such Straddle Tax Return, Magellan will pay to (or at the direction of) One Stone the amount of Taxes allocable to the portion of such Straddle Period ending immediately prior to the Effective Time (as determined pursuant to Section 4.9(b)(i); provided, however, that in the case of Utah CO2, Magellan shall only be required to pay to One Stone an amount equal to 51% of such Taxes.
(iv)    No Duplication. Notwithstanding any provision of the Agreement, payments and adjustments pursuant to this Section 4.9(a) and Annex 2 shall be made without duplication.
(b)    Apportionment of Straddle Period Taxes.
(i)    Property Taxes and other Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company with respect to a Straddle Period shall be deemed attributable to the period during which ownership of the applicable property, assets or capital gives rise to liability for such Taxes, and liability therefor will be allocated to Magellan for the portion of any Straddle Period ending immediately prior to the Effective Time, and to One Stone for the portion of any Straddle Period beginning at the Effective Time. For purposes of determining the allocations described in this Section 4.9(b)(i), Taxes pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.
(ii)    Severance Taxes with respect to a Straddle Period shall be deemed attributable to the period during which the Production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Magellan for the portion of such Straddle Period ending immediately prior to the Effective Time and One Stone for the portion of such Straddle Period beginning at the Effective Time based upon the relative amount of Production of Hydrocarbons with respect to such Severance Tax that occurred during each such portion of the Straddle Period.
(iii)    In the case of Income Taxes with respect to a Straddle Period or other Taxes of a Company with respect to a Straddle Period that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of such Taxes treated as allocable to the portion of the Straddle Period ending immediately prior to the Effective Time shall be deemed equal to the amount that would be payable if the Tax Period of the Company ended immediately prior to the Effective Time; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between Magellan for the portion of the Straddle Period ending on the day immediately prior to the date on which the Effective Time occurs and One Stone for the portion of the Straddle Period beginning on the day on which the Effective Time occurs based on the proportion to the number of days in each portion of the period.
(iv)    To the extent the actual amount of a Tax is not determinable at the time an adjustment to the Cash Amount is to be made with respect to such Tax pursuant to Annex 2, (A) the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment, and (B) upon the later determination of the actual amount of such Tax, timely payments will be made from one Party to the others to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 4.9(b)(i).
(c)    Tax Refunds. Magellan shall be entitled to all rights to any refunds of Taxes of the Companies allocable to a Tax Period or portion thereof ending prior to the Effective Time and paid or otherwise economically borne by Magellan. One Stone shall be entitled to all rights to any refunds of any other Taxes of the Companies. If a Party or any of its Affiliates receives a refund of Taxes to which the other Parties are entitled pursuant to this Section 4.9(c), such receiving Party shall forward to the other Parties the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund. If any refund on account of which a payment was made pursuant to this Section 4.9(c) is subsequently reduced or disallowed, the Party that received such payment shall indemnify and hold harmless the Party making such payment (and its Affiliates) from and against any loss that is attributable to such reduction or disallowance.
(d)    Transfer Taxes. The Parties do not anticipate that any Transfer Taxes will be due with respect to the transactions contemplated by this Agreement, but if Transfer Taxes are due, responsibility for such Taxes be governed by this Section 4.9(d). Notwithstanding any requirement of Law, and notwithstanding anything else to the contrary in this Agreement, any and all Transfer Taxes required to be paid in connection with transactions contemplated by this Agreement shall be paid 50% by One Stone and 50% by Magellan. One Stone shall timely file all Tax Returns required to be filed in respect of Transfer Taxes and shall remit such Transfer Taxes to the appropriate Governmental Authority, and Magellan shall reimburse One Stone for its share of such Transfer Taxes. Magellan and One Stone shall reasonably cooperate with each other to share information reasonably needed for the preparation and filing of Tax Returns and other documentation relating to Transfer Taxes as may be required by Applicable Law and to mitigate, reduce or eliminate any Transfer Taxes required to be paid in connection with the transactions contemplated by this Agreement.
(e)    Cooperation on Tax Matters. On and after the date of this Agreement, each Party shall:
(i)    reasonably cooperate and assist the other (A) in preparing any Tax Returns relating to any Tax relating to the Companies or their Properties, and (B) in qualifying for any exemption or reduction in Tax that may be available;
(ii)    reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, any Taxing Authority regarding any Tax of the Companies or their Properties;
(iii)    make available to the other, and to any Taxing Authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed on the Company or in connection with the Poplar Properties;
(iv)    to the extent that a pending or threatened Tax audit, examination, or assessment (a “Tax Controversy”) could reasonably be expected to affect another Party’s Tax liability under Applicable Law or this Agreement: (A) provide timely notice to such other Party in writing thereof, (B) promptly furnish such other Party with copies of all material correspondence with respect to any Tax Controversy, (C) allow such other Party to participate, at their own expense, in any Tax Controversy, and (D) not settle any Tax Controversy without the prior written consent of such other Party, which may not be unreasonably withheld, conditioned or delayed.
(f)    Tax Structuring and Elections. As, when and to the extent requested by One Stone, Magellan will undertake any or all of the following actions: (i) form a new Delaware limited liability company (“Newco”), contribute the CO2 Business to Newco, and in lieu of transferring the CO2 Business to One Stone, transfer Newco to One Stone; (ii) avoid taking any action that would cause Newco to be included in any combined, consolidated or unitary group for Tax purposes with Magellan or any of its Subsidiaries or Affiliates; (iii) cause Newco to file an initial election pursuant to Treasury Regulation Section 301.7701-3 to cause Newco to be classified as an association taxable as a corporation effective from its date of formation; (iv) timely take any and all actions reasonably necessary or requested to make a valid and binding election (or a protective election) under Section 362(e)(2)(C) of the Code and the Treasury Regulations promulgated thereunder with respect to the contribution of the CO2 Business to Newco; (v) if One Stone reasonably determines that the Exchange qualifies as a distribution under Section 355 of the Code, timely take any and all reasonably necessary or requested actions in support of such Tax treatment; and (vi) take any and all other actions reasonably necessary or requested that are incidental or otherwise related to any of the foregoing. To the extent this Section 4.9(f) is applicable, Magellan shall file all Tax Returns and otherwise report consistently with the Tax positions described in this Section 4.9(f) and shall not take any action that is inconsistent with any such Tax positions, except to the extent otherwise required by a final determination (as such term is defined in Section 1313 of the Code).
(g)    Limited Operations of Newco. If Magellan forms Newco at the request of One Stone pursuant to Section 4.9(f), Magellan shall not cause or permit Newco to conduct any business operations, incur any liabilities or obligations other than those incident to its formation or arising as a result of any of the actions taken at the request of One Stone pursuant to Section 4.9(f).
Section 4.10    One Stone Voting Agreement. One Stone has taken all lawful steps necessary to approve the Exchange and agrees during the term of this Agreement not to reverse or supersede its previous approval of the Exchange. One Stone shall not take any action that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Exchange or the fulfillment of the conditions under this Agreement. One Stone will vote all shares of the Preferred Stock in favor of the proposal to approve the Exchange at the Magellan Stockholder Meeting. One Stone will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of its interests in the Preferred Stock or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Preferred Stock or One Stone’s voting or economic interest therein. Any attempted Transfer of the Preferred Stock or any interest therein in violation of this Section 4.10 shall be null and void.
Section 4.11    Secured Promissory Note; Pledge Agreement. By April 15, 2016, One Stone and Magellan shall (a) enter into a Secured Promissory Note in substantially the form set forth on Annex 5 (the “Secured Promissory Note”), pursuant to which One Stone agrees to make a loan to Magellan in the aggregate amount of $625,000 (the “Loan Amount”) in accordance with the terms and conditions set forth therein and (b) simultaneously enter into a Pledge Agreement in substantially the form set forth on Annex 6 (the “Pledge Agreement”), pursuant to which Magellan will pledge, assign and grant to One Stone a security interest in certain assets of Magellan as described therein.
Section 4.12    Certain Employees. At Closing, the Persons listed in Annex 3 shall resign as employees of Magellan, and One Stone, or an Affiliate thereof, may make an offer of employment to such Persons, provided, however, that terms and conditions of such offer shall be determined by One Stone, or an Affiliate thereof, in its sole discretion.
Section 4.13    BOLO Data. For the period beginning with the Closing Date and ending 60 days after the Closing Date, Magellan shall reasonably cooperate in providing One Stone with the BOLO data used by Magellan to manage the Poplar Properties.
Section 4.14    One Stone Release. Effective as of the Closing, subject to the last sentence of this Section 4.14, One Stone hereby releases and discharges, and will cause Poplar and Utah CO2 to discharge and release, Magellan from any and all contractual obligations (including indemnification obligations) associated with any contracts (including Material Contracts) in which Poplar or Utah CO2 is a party prior to the Closing Date, including the WTSB Loan. Magellan hereby (a) waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with execution of this Agreement and the consummation of the transactions contemplated hereby or any future transfers of any Interest in Poplar or Utah CO2, including any such rights arising under any provision of the Poplar Organizational Documents and the Utah CO2 Organizational Documents and (b) agrees that the transfer of the CO2 Business contemplated by this Agreement is not void or voidable by reason of any restriction set forth in the Poplar Organizational Documents or the Utah CO2 Organizational Documents. Notwithstanding the foregoing or anything in this Agreement to the contrary, One Stone does not release or discharge any obligations or waive any rights arising under this Agreement or any certificate(s) delivered by One Stone at the Closing of the transactions contemplated hereby.
ARTICLE V
Conditions Precedent
Section 5.1    Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each Party to effect the Exchange shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(b)    Magellan Stockholder Approval. The Magellan Stockholder Approval shall have been obtained in accordance with the General Corporation Law of the State of Delaware and the Magellan Organizational Documents.
(c)    No Injunctions or Restraints. No Applicable Law, injunction (whether preliminary or permanent), judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
(d)    Receipt of Consents. Each Party shall have obtained the third-party consents set forth in Annex 4 to effectuate the transactions contemplated hereby in accordance with the terms of this Agreement.
Section 5.2    Conditions to Obligations of Magellan to Effect the Exchange. The obligation of Magellan to effect the Exchange is further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(g)    Representations and Warranties. (i) The representations and warranties of One Stone contained in Section 3.1, Section 3.2 and Section 3.5 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of One Stone set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on One Stone’s ability to consummate the transactions contemplated hereby. Magellan shall have received a certificate signed on behalf of One Stone by an executive officer of One Stone to such effect.
(h)    Performance of Obligations of One Stone. One Stone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Magellan shall have received a certificate signed on behalf of One Stone by an executive officer of One Stone to such effect.
(i)    Certificate of Non-Foreign Status. One Stone shall have delivered to Magellan a certification of One Stone’s non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).
(j)    Preferred Stock. One Stone shall deliver to Magellan a stock transfer or similar agreement in connection with the shares of the Preferred Stock duly executed by One Stone in favor of Magellan, together with the original share certificate or certificates representing the Preferred Stock and an affirmation in form and substance reasonably satisfactory to Magellan that upon Closing, One Stone will have no further interest or claim to any Preferred Stock or dividends thereon.
(k)    Assignments. One Stone shall execute and deliver (i) an assignment of membership interests in form and substance reasonably satisfactory to Magellan to convey 100% of the outstanding Poplar Membership Interests to One Stone; (ii) an assignment of common units in form and substance reasonably satisfactory to Magellan to convey the Purchased Utah CO2 Common Units to One Stone; and (iii) an assignment and assumption agreement or agreements in form and substance reasonably satisfactory to Magellan to assign the Required Assigned Contract to One Stone.
Section 5.3    Conditions to Obligations of One Stone to Effect the Exchange. The obligation of One Stone to effect the Exchange is further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(d)    Representations and Warranties. (i) The representations and warranties of Magellan contained in Section 2.1, Section 2.2 and Section 2.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Magellan set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Poplar and Utah CO2, taken as a whole. One Stone shall have received a certificate signed on behalf of Magellan by an executive officer of Magellan to such effect.
(e)    Performance of Obligations of Magellan. Magellan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and One Stone shall have received a certificate signed on behalf of Magellan by an executive officer of Magellan to such effect.
(f)    Assignments. Magellan shall execute and deliver (i) an assignment of membership interests in form and substance reasonably satisfactory to One Stone to convey 100% of the outstanding Poplar Membership Interests to One Stone; (ii) an assignment of common units in form and substance reasonably satisfactory to One Stone to convey the Purchased Utah CO2 Common Units to One Stone; and (iii) an assignment and assumption agreement or agreements in form and substance reasonably satisfactory to One Stone to assign the Required Assigned Contract to One Stone.
(g)    Certificate of Non-Foreign Status. Magellan shall have delivered to One Stone a certification of Magellan’s non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).
(h)    Tax Structuring and Election Obligations of Magellan. To the extent that Section 4.9(f) is applicable, to the reasonable satisfaction of One Stone, Magellan shall have undertaken all actions it was required to take on or prior to the Closing Date pursuant to Section 4.9(f) and shall have provided One Stone with all requested documentation and evidence relating thereto.
Section 5.4    Frustration of Closing Conditions. Neither One Stone nor Magellan may rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Exchange and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.
ARTICLE VI
Termination
Section 6.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(l)    by the mutual written consent of the Magellan Board and One Stone Board of Managers in a written instrument.
(m)    by either of One Stone or Magellan:
(i)    if the Closing shall not have been consummated on or before August 1, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a Party if the inability to satisfy such condition was due to the failure of such Party to perform any of its obligations under this Agreement;
(ii)    if any Restraint having the effect set forth in Section 5.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement; or
(iii)    if the Magellan Stockholder Meeting shall have concluded and the Magellan Stockholder Approval shall not have been obtained.
(n)    by One Stone:
(i)    (A) if an Adverse Recommendation Change shall have occurred or Magellan failed to make the Magellan Board Recommendation, in each case whether or not permitted by the terms hereof, or (B) if Magellan breached its obligations under Section 4.3 in any material respect; or
(ii)    if Magellan shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Magellan set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (B) is incapable of being cured, or is not cured, by Magellan by the earlier of thirty (30) days following receipt of written notice from One Stone of such breach or failure or the Outside Date; provided that One Stone shall not have the right to terminate this Agreement pursuant to this Section 6.1(c)(ii) if One Stone is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such as would result in any of the closing conditions set forth in Section 5.2(a) and Section 5.2(b) not being satisfied.
(o)    by Magellan:
(i)    at any time prior to receipt of the Magellan Stockholder Approval, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that Magellan shall have complied in all material respects with its obligations under Section 4.3; or
(ii)    if One Stone shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of One Stone set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (B) is incapable of being cured, or is not cured, by One Stone by the earlier of thirty (30) days following receipt of written notice from Magellan of such breach or failure or the Outside Date; provided that Magellan shall not have the right to terminate this Agreement pursuant to this Section 6.1(d)(ii) if Magellan is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such as would result in any of the closing conditions set forth in Section 5.3(a) and Section 5.3(b) not being satisfied.
Section 6.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other Parties, specifying the provision or provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 6.2 (Effect of Termination), Section 6.3 (Fees and Expenses), and the provisions in ARTICLE VII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Magellan or One Stone or their respective directors, officers and Affiliates, except that (a) One Stone and/or Magellan may have liability as provided in Section 6.3 and (b) no Party shall be relieved or released from any liabilities or damages incurred or suffered by the other Party arising out of fraud or any Willful Breach of any covenant or agreement contained in this Agreement. If more than one provision of Section 6.1 is available to a terminating Party in connection with a termination of this Agreement, the terminating Party may rely on any and/or all available provisions in Section 6.1 for any such termination.
Section 6.3    Fees and Expenses.
(c)    In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Magellan Stockholder Meeting (or, if the Magellan Stockholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 6.1(b)(i)), (ii) this Agreement is terminated by One Stone or Magellan pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii), and (iii) Magellan enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Magellan shall pay the Termination Fee to One Stone upon the earlier of (A) the date of the execution of such definitive agreement by Magellan or (B) consummation of any such transaction. For purposes of this Section 6.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 4.3(e)(i), except that the references to “20%” shall be deemed to be references to “50%.”
(d)    In the event this Agreement is terminated by One Stone pursuant to Section 6.1(c)(i) or by Magellan pursuant to Section 6.1(d)(i), Magellan shall pay to One Stone, within two (2) Business Days after the date of termination, the Termination Fee.
(e)    Any payment of the Termination Fee shall be made in cash by wire transfer of immediately available funds to an account designated in writing by One Stone.
(f)    If either Magellan or One Stone terminates this Agreement pursuant to Section 6.1(b)(iii), then Magellan shall reimburse One Stone on the second Business Day following such termination for all documented out-of-pocket fees and expenses incurred by One Stone in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of accountants, legal counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to One Stone in connection with this Agreement and the transactions contemplated hereby (collectively, the “One Stone Expenses”), subject to a maximum of $200,000 in the aggregate.
(g)    In the event that Magellan shall fail to pay the Termination Fee or the One Stone Expenses required pursuant to this Section 6.3 when due, (i) such fee and expenses shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code, and (ii) Magellan shall pay all reasonable costs and expenses (including legal fees and expenses) incurred by One Stone in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts (including the accrued interest thereon). The Parties acknowledge that the provisions of this Section 6.3 are an integral part of the transactions contemplated hereby and that, without these agreements, they would not enter into this Agreement.
(h)    The Parties agree that in the event that Magellan pays the Termination Fee to One Stone, Magellan has no further liability to One Stone of any kind in respect of this Agreement and the transactions contemplated hereby, provided, however, that nothing in this Agreement shall release any party from liability for Willful Breach or fraud), and in no event shall Magellan be required to pay the Termination Fee on more than one occasion.
ARTICLE VII
Miscellaneous
Section 7.1    No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Parties, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or, except as otherwise provided in Section 6.2, upon the termination of this Agreement pursuant to Section 6.1, as the case may be, except that the covenants and agreements set forth in Section 1.3, Section 4.9 and any other agreement in this Agreement that contemplates performance after the Closing shall survive the Closing, and those set forth in Section 6.2, Section 6.3, and this ARTICLE VII shall survive termination of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.
Section 7.2    Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Magellan Stockholder Approval, by written agreement of the Parties, by action taken or authorized by their respective boards of directors, boards of managers or other governing bodies; provided, however, that following receipt of the Magellan Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Applicable Law would require further approval by the Magellan Stockholders without such approval.
Section 7.3    Extension of Time, Waiver, Etc. At any time prior to the Closing, any Party may, subject to Applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.
Section 7.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.4 shall be null and void.
Section 7.5    Reserved.
Section 7.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto, the Magellan Disclosure Schedule and the Confidentiality Agreement, (a) constitute the entire agreement and understanding of the Parties, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 7.13.
Section 7.7    Governing Law; Jurisdiction; Waiver of Jury Trial.
(j)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to any conflicts of law principles that would result in the application of any Applicable Law other than the law of the State of Delaware.
(k)    Except as otherwise provided in Annex 2, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Except as otherwise provided in Annex 2, each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Except as otherwise provided in Annex 2, each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the Applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(l)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 7.8    Specific Enforcement.
(a)    The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which either Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 7.9    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.10):
If to Magellan, to:

J. Thomas Wilson
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
E-mail: jtwilson@magellanpetroleum.com

and

Antoine J. Lafargue
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
E-mail: alafargue@magellanpetroleum.com

with a copy (which shall not constitute notice) to:

John A. Elofson, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
E-mail: john.elofson@dgslaw.com

If to One Stone, to:

Robert Israel
One Stone Holdings II LP
720 Fifth Avenue, 10th Floor
New York, New York 10019
E-mail: ri@1stone-llc.com

with a copy (which shall not constitute notice) to:

Alan Beck
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
E-mail: abeck@velaw.com

Section 7.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 7.11    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference shall be to an Article of, a Section of, an Annex to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
Section 7.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 7.13 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

MAGELLAN PETROLEUM CORPORATION By: /s/ Thomas Wilson Name: J. Thomas Wilson Title: President and Chief Executive Officer

ONE STONE HOLDINGS II LP By: ONE STONE ENERGY PARTNERS GP, L.L.C., its General Partner By: /s/ Robert Israel Name: Robert Israel Title: Managing Member

ANNEX 1
Definitions

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acquisition Agreement” is defined in Section 4.3(a).
“Adverse Recommendation Change” is defined in Section 4.3(a).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” is defined in the preamble.
“Alternative Proposal” is defined in different contexts in each of Section 4.3(e)(i), Section 4.3(e)(ii) and Section 6.3(a).
“Antitrust Laws” is defined in Section 4.4(a).
“Applicable Environmental Laws” is defined in Section 2.16.
“Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Authority to which a specified Person or property is subject.
“Asset Taxes” means all Severance Taxes and Property Taxes.
“Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including cash, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by Poplar or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Poplar or any of its Subsidiaries. A “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) shall be considered a Benefit Plan.
“Business Day” means a day other than a Saturday, a Sunday or other day on which the SEC or banks in Denver, Colorado are authorized or required by law to be closed.
“Cash Amount” is defined in Annex 2.
“CERCLA” is defined in Section 2.16.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of Magellan as filed with the State of Delaware, as amended.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative orders.
“Closing” is defined in Section 1.1.
“Closing Date” is defined in Section 1.2.
“CO2 Business” is defined in Section 1.1.
“CO2 Purchase Agreement” is defined in the definition of the term “Utah CO2 Option Agreement.”
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” is defined in the definition of the term “Magellan Stockholder Approval.”
“Companies” means Poplar and Utah CO2.
“Confidentiality Agreement” means that First Amendment to Series A Convertible Preferred Stock Purchase Agreement, dated August 3, 2015, between Magellan and One Stone.
“Contracts” means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.
“Control” is defined in the definition of the term “Affiliate.”
“Creditor Rights” is defined in Section 2.3.
“Disposal” is defined in Section 2.16.
“Effective Time” means 12:01 a.m. Mountain Standard Time on October 1, 2015.
“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.
“ERISA” is defined in the definition of the term “Benefit Plan.”
“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange” is defined in the recitals.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Consideration” is defined in Section 1.1.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.
“Hazardous Substance” is defined in Section 2.16.
“Hazardous Waste” is defined in Section 2.16.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and hydrocarbons and operating rights and royalties, overriding royalties, Production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all Hydrocarbons leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, Hydrocarbons sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), Hydrocarbons Production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in clause (a), (b), or (c).
“Interest” means (a) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge” (i) when used with respect to Magellan, means the actual knowledge, after reasonable inquiry, of J. Thomas Wilson and Antoine J. Lafargue and (ii) when used with respect to One Stone, means the actual knowledge, after reasonable inquiry, of Vadim Gluzman, Robert Israel and Rimma Khafizova.
“Leases” is defined in Section 2.10(a).
“Loan Amount” is defined in Section 4.11.
“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).
“Magellan” is defined in the preamble.
“Magellan Board” means the Board of Directors of Magellan.
“Magellan Board Recommendation” is defined in Section 4.1(b).
“Magellan Disclosure Schedule” is defined in ARTICLE II.
“Magellan Fairness Opinion” means an opinion of Petrie Partners Securities, LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Consideration is fair to Magellan.
“Magellan Notice” is defined in Section 4.3(d).
“Magellan Organizational Documents” means the Certificate of Incorporation and bylaws of Magellan as currently in effect.
“Magellan Special Committee” is defined in the recitals.
“Magellan Stockholders” means the holders of the Common Stock and the Preferred Stock.
“Magellan Stockholder Approval” means the affirmative vote or consent of at least a majority of the outstanding capital stock of Magellan, including the common stock of Magellan, par value $0.01 per share (the “Common Stock”), and the Preferred Stock, entitled to vote at the Magellan Stockholder Meeting in favor of the adoption of this Agreement and the Exchange pursuant to this Agreement.
“Magellan Stockholder Meeting” means a special meeting of the Magellan Stockholders for the purpose of obtaining the Magellan Stockholder Approval.
“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the energy industry; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the Parties’ obligations under Section 4.4); (iii) any change in the market price or trading volume of the Common Stock (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the CO2 Business.
“Material Contracts” is defined in Section 2.25(a).
“Multiemployer Plan” is defined in the definition of the term “Benefit Plan.”
“Newco” is defined in Section 4.9(f).
“One Stone” is defined in the preamble.
“One Stone Board of Managers” means the board of managers as constituted under the One Stone Organizational Documents.
“One Stone Expenses” is defined in Section 6.3(d).
“One Stone Organizational Documents” means the certificate of limited partnership and limited partnership agreement of One Stone as currently in effect.
“Other Assigned Contract” means the Contract set forth in Annex 7.
“Other Minerals” means sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value which are not generally produced from a wellbore in conjunction with the Production of Hydrocarbons.
“Outside Date” is defined in Section 6.1(b)(i).
“Party” or “Parties” is defined in the preamble.
“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.
“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved for in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Pledge Agreement” is defined in Section 4.11.
“Poplar” is defined in the recitals.
“Poplar Membership Interests” is defined in Section 1.1.
“Poplar Organizational Documents” means the articles of organization and second amended and restated operating agreement of Poplar as currently in effect.
“Poplar Properties” means the Properties of Poplar.
“Pre-Effective Time Tax Return” is defined in Section 4.9(a)(ii).
“Pre-Closing Pass-Through Tax Return” means any income or informational Tax Return of a Company that relates solely to items of income, gain, loss or deduction of such Company that are allocated to it owners for U.S. federal, state or local income tax purposes for Tax Periods ending on or before the Closing Date (including the Tax Period of Utah CO2 ending on the Closing Date as a result of a technical termination of Utah CO2 pursuant to Section 708(b) of the Code). For the avoidance of doubt, a Tax Return shall not be a Pre-Closing Pass-Through Tax Return if One Stone or a Company could be liable for Taxes with respect to such Tax Return.
“Preferred Stock” is defined in the recitals.
“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.
“Production” is defined in the definition of the term “Properties.”
“Properties” means:
(a)    All of the Party’s interest in and to the Hydrocarbons and Other Minerals in, under and that may be produced from (or pursuant to the terms of) its properties, rights and interests;
(b)    All other right, title and interest of a Party, of whatever kind or character, in and to (i) the Hydrocarbons and Other Minerals in, under and that may be produced from its lands (including without limitation interests in oil, gas and mineral leases, overriding royalty interests, fee royalty interests, fee Hydrocarbons and other interests) and (ii) any other oil, gas and/or mineral property, right, interest or license, whether real/immovable, personal/movable, vested, contingent or otherwise, to the extent any such property, right, interest or license is located, or relates to lands located, anywhere in the United States;
(c)    All of a Party’s interests in and to all Hydrocarbons and/or Other Mineral unitization, pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the units created thereby, which cover, affect or otherwise relate to the properties, rights and interests described in clause (a) or (b) above;
(d)    All of a Party’s interest in and rights under all operating agreements, Production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements which cover, affect, or otherwise relate to the properties, rights and interests described in clause (a), (b), or (c) above or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Hydrocarbons or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;
(e)    all of a Party’s interest in and to all improvements, fixtures, movable or immovable property and other real and/or personal property (including, without limitation, all wells, pumping units, wellhead equipment, tanks, pipelines, flow lines, gathering lines, compressors, dehydration units, separators, meters, buildings, injection facilities, salt water disposal facilities, and power, telephone and telegraph lines), and all easements, servitudes, rights-of-way, surface leases, licenses, permits and other surface rights, which are now or hereafter used, or held for use, in connection with the properties, rights and interests described in clause (a), (b) or (c) above, or in connection with the operation of such properties, rights and interests, or in connection with the treating, handling, storing, processing, transporting or marketing of Hydrocarbons or Other Minerals produced from (or allocated to) such properties, rights and interests;
(f)    all Hydrocarbons and Other Minerals produced from or allocated to the properties, rights and interests described in clauses (a), (b) and/or (c) above, and any products processed or obtained therefrom (herein collectively called the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Closing Date), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located, or statutes made applicable to the Properties under federal law (or some combination of federal and state law);
(g)    all payments received in lieu of Production from the properties, rights and interests described in clauses (a), (b) and/or (c) above (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before or after the Closing Date, including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a Production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by a Party as a result of the Party (and/or its predecessors in title) taking or having taken less gas from lands covered by a property right or interest described in clauses (a), (b) and/or (c) above, than their ownership of such property right or interest would entitle them to receive and (iv) shut-in rental or royalty payments;
(h)    to the extent legally transferable, all favorable contract rights and causes of action (i.e., rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in clauses (a) through (g) above (regardless of whether the same arose, and/or the events which gave rise to the same occurred on, before or after the Closing Date, and further regardless of whether same arise under contract, the law or in equity); and
(i)    all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority.
“Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Properties or based upon or measured by the ownership of the Properties, but not including Income Taxes, Severance Taxes, or Transfer Taxes.
“Proxy Statement” is defined in Section 2.6.
“Purchased Utah CO2 Common Units” is defined in Section 1.1.
“RCRA” is defined in Section 2.16.
“Representatives” is defined in Section 4.3(a).
“Required Assigned Contract” means the Silver Spur Letter Agreement.
“Restraints” is defined in Section 5.1(b).
“Retained Magellan Business” is defined in Section 4.3(e)(i).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” means all forms, reports, certifications, prospectuses, registration statements, proxy statements, schedules, statements, and other documents (including all amendments thereto) (i) filed by Magellan under the Securities Act, the Exchange Act, and all other federal securities laws or (ii) filed or furnished by Magellan on a voluntary basis.
“Secured Promissory Note” is defined in Section 4.11.
“Securities” means any class or series of equity interest in a Party, including without limitation, the Common Stock, the Preferred Stock, the limited liability company interests of each limited liability company that is a Subsidiary of any Party, and the partnership interests of each partnership that is a Subsidiary of any Party.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Poplar Properties that are based upon or measured by the Production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.
“Silver Spur Letter Agreement” means the letter agreement, dated as of December 15, 2014, by and between Magellan and Silver Spur Resources, LLC, a Colorado limited liability company.
“Straddle Period” means any Tax Period beginning before and ending after the Effective Time.
“Straddle Tax Return” is defined in Section 4.9(a)(iii).
“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Superior Proposal” is defined in Section 4.3(e)(ii).
“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Controversy” is defined in Section 4.9(e)(iv).
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.
“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.
“Termination Fee” means an amount, in cash, equal to $750,000.
“Transfer” is defined in Section 4.10.
“Transfer Taxes” means any and all transfer Taxes (excluding Income Taxes, Severance Taxes and Property Taxes), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Unaudited Poplar Financial Statements” is defined in Section 2.7(a).
“Utah CO2” is defined in the recitals.
“Utah CO2 Common Units” is defined in Section 2.2(c).
“Utah CO2 Option Agreement” means the Option Agreement by and among Utah CO2, Savoy Energy LLC, a Utah limited liability company, and Magellan, dated as of December 1, 2014, as amended by the Amendment and Extension of Option Agreement, dated as of March 31, 2015, pursuant to which Utah CO2 acquired an option to either (i) acquire a large CO2 reservoir called Farnham Dome located in Carbon County, Utah or (ii) enter into an agreement to purchase uncontracted CO2 volumes at a fixed price (the “CO2 Purchase Agreement,” into which agreement on May 28, 2015 Utah CO2 elected to exercise the right to enter, the key terms of which are to be consistent with the terms detailed in the Utah CO2 Option Agreement).
“Utah CO2 Organizational Documents” means the certificate of formation and amended and restated limited liability company agreement of Utah CO2 as currently in effect.
“Wells” is defined in Section 2.10(b).
“Willful Breach” means (i) a material breach that is a consequence of an act or intentional omission undertaken by the breaching Party (or, in the case of Section 4.3 with respect to Magellan, the consequence of an act or omission of a Subsidiary of Magellan, or of a Representative of Magellan at the direction of Magellan) with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any Party to consummate the transactions contemplated hereby after all of the conditions set forth in ARTICLE V have been satisfied or waived (by the Party entitled to waive any such applicable conditions).
“WTSB Loan” means the Restated Loan Agreement, dated as of June 30, 2015, by and among Poplar, as borrower, Magellan, as guarantor, and West Texas State Bank, as lender, as filed with the SEC as Exhibit 10.48 to the Annual Report on Form 10-K of Magellan for the fiscal year ended June 30, 2015, as amended from time to time.

ANNEX 2
Definition and Determination of Cash Amount

1.Definition of Certain Terms. The Parties agree that all calculations made pursuant to this Annex 2 shall be made without duplication (including, taking into account any other provisions of this Agreement).
(a)“One Stone Unpaid Transaction Costs” means any transaction costs One Stone has agreed to pay pursuant to Section 4.8 of this Agreement and which have not been paid on or prior to the Closing.
(b)    “Cash Amount” means the Loan Amount, plus (if positive) or minus (if negative) the Net Revenues and Expenses (whether positive or negative), minus the One Stone Unpaid Transaction Costs, minus the Specified Poplar Liabilities actually paid by Magellan or Poplar prior to the Closing.
(c)    “Net Revenues and Expenses” means the amount determined pursuant to Section 3 of this Annex 2.
(d)    “Specified Poplar Liabilities” means (i) the liabilities of Poplar and Utah CO2 described in Section 2 of this Annex 2 and (ii) any other liabilities of Poplar or Utah CO2 that Magellan and One Stone agree in writing shall be paid prior to Closing; provided that Specified Poplar Liabilities shall not include Property Expenses or other liabilities addressed in the determination of Net Revenues and Expenses.
2.    Specified Poplar Liabilities. The Specified Poplar Liabilities are set forth in Schedule A to this Agreement.
3.    Determination of Net Revenues and Expenses.
(a)    Proration of Costs and Revenues. The Net Revenues and Expenses shall be equal to the proceeds of the sale of all production of Hydrocarbons from or attributable to the Poplar Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Poplar Properties at or after the Effective Time, less all Property Expenses (as defined below) incurred at and after the Effective Time. “Earned” and “incurred,” as used in this Annex 2 shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except that Net Revenues and Expenses shall be calculated on an occurrence basis. For purposes of allocating Production (and proceeds and accounts receivable with respect thereto), liquid Hydrocarbons shall be deemed to be “from or attributable to” the Poplar Properties when they pass through the pipeline connecting into the storage facilities into which they are run. Magellan shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of Production when exact meter readings or gauging and strapping data are not available. Magellan shall provide to One Stone such data as One Stone may reasonably request to support any estimated allocation, for purposes of establishing the Cash Amount.
(b)    Property Expenses. The term “Property Expenses” means the following types of expenses to the extent attributable to the Poplar Properties in the ordinary course of business: all capital expenses, operating expenses (including insurance), facilities and plant expenses, joint interest billings, any expense chargeable to the joint account under the applicable operating agreement, including overhead costs, lease operating expenses, lease rental and maintenance costs, royalties (including landowner’s, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons, drilling expenses, completion expenses, workover expenses, reworking expenses, enhanced recovery expenses, plugging and abandoning expenses, expenses associated with the purchase of carbon dioxide, geological, geophysical and any other exploration, development, transportation, compression, processing or maintenance expenditures chargeable under applicable agreements, and reasonable, documented overhead, general and administrative expenses and any other monthly charges to Magellan or Poplar pursuant to any management agreement for the period between the Effective Time and the Closing Date; provided, however, that for the avoidance of doubt, the term “Property Expenses” does not include (x) any Income Taxes, Asset Taxes or Transfer Taxes or (y) any interest expense or other fees and expenses incurred by Magellan or Poplar related to any indebtedness of Poplar for such period.
(c)    Downward Adjustments. The Net Revenues and Expenses shall be adjusted downward by the following:
(i)An amount equal to all accounts receivable of Poplar as of the Closing Date, net of royalties, overriding royalties, profit payments and similar burdens, arising from the sale of any Hydrocarbons that were produced from or attributable to the Poplar Properties during any period prior to the Effective Time.
(ii)    An amount equal to all prepaid expenses of Poplar as of the Effective Time, and an amount equal to all prepaid expenses of Poplar incurred from and after the Effective Time prior to the Closing Date, in each such case (A) that are not already included in Property Expenses and (B) excluding prepaid insurance expenses relating to periods from and after the Closing.
(iii)    An amount equal to all Property Expenses attributable to the Poplar Properties for any period from and after the Effective Time that were paid by Magellan or Poplar.
(iv)    An amount equal to all costs incurred by Magellan during the period from and after the Effective Time until the Closing Date attributable to the employees of Magellan listed in Annex 3, in each case that are not already included in Property Expenses.
(v)    An amount equal to all interest paid by Magellan or Poplar, without duplication, on the WTSB Loan from and after the Effective Time prior to the Closing Date.
(vi)    Any cash or cash equivalents that remain in Poplar’s possession immediately prior to the Closing that are not distributed to Magellan.
(vii)    Any other amount provided for in this Agreement or otherwise agreed to by Magellan and One Stone.
(viii)    The amount of all Asset Taxes allocable to One Stone in accordance with Section 4.9(b) of this Agreement that are not the obligation of Poplar and for which Magellan is liable (and which have not been otherwise paid or economically borne by One Stone or a Company).
(d)    Upward Adjustments. The Net Revenues and Expenses shall be adjusted upward by the following:
(i)    Any proceeds of Hydrocarbons produced from or attributable to the Poplar Properties from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens, received by Magellan or Poplar during the period from and after the Effective Time until to the Closing relating to the Poplar Properties.
(ii)    Any other revenue relating to the Poplar Properties or the business of Poplar received by Magellan or Poplar, including any proceeds from the sale of equipment of Poplar, to the extent attributable to the period of time from and after the Effective Time until the Closing.
(iii)    Any other amount provided for in this Agreement or otherwise agreed to by Magellan and One Stone.
(iv)    The amount of all Asset Taxes allocable to Magellan in accordance with Section 4.9(b) of this Agreement that are the obligation of One Stone or either of the Companies (and that have not otherwise been paid by Magellan pursuant to Section 4.9(a) of this Agreement).
4.    Process for Determining the Cash Amount.
(a)    Preliminary Settlement Statement. The preliminary Net Revenues and Expenses shall be set out in a “Preliminary Settlement Statement” prepared by Magellan in good faith and submitted to One Stone no later than five (5) Business Days prior to the Closing Date. The Preliminary Settlement Statement shall set forth the Net Revenues and Expenses, as adjusted, as provided in Section 3 of this Annex 2 using the best information available at the Closing Date, and the Cash Amount, in each case as calculated in accordance with GAAP and Council of Petroleum Accountants Society standards. Absent manifest error, the Cash Amount payable at the Closing shall be as set forth in the Preliminary Settlement Statement.
(b)    Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, One Stone, with the assistance of Magellan’s staff and with access to such records as necessary, will cause to be prepared and delivered to Magellan, in each case calculated in accordance with GAAP and Council of Petroleum Accountants Society standards, the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to Net Revenues and Expenses in accordance with Section 3 of this Annex 2 and showing the calculation of such adjustments and the resulting final Cash Amount (the “Final Cash Amount”). Within fifteen (15) days after receipt of such statement, Magellan shall deliver to One Stone a written report containing any changes that Magellan proposes to make to the Final Settlement Statement. Magellan’s failure to deliver to One Stone a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Magellan of the Final Settlement Statement as submitted by One Stone. The Parties shall use commercially reasonable efforts to agree with respect to the changes proposed by Magellan, if any, no later than fifteen (15) days after Magellan’s receipt of One Stone’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Cash Amount is established shall be herein called the “Final Settlement Date.” If the Final Cash Amount is less than the Cash Amount, One Stone shall pay the amount of such difference to Magellan by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date. If the Final Cash Amount is more than the Cash Amount, Magellan shall pay to One Stone the amount of such difference by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.
(c)    Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Cash Amount within thirty (30) days after One Stone’s receipt of Magellan’s proposed revised Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 5 of this Annex 2.
5.    Dispute Resolution and Arbitration. Any dispute between the Parties as to the Final Cash Amount shall be resolved by arbitration, pursuant to the following procedures:
(a)    Magellan, on the one hand, and One Stone, on the other hand, shall each select a single, independent arbitrator with at least ten (10) years’ experience practicing oil and gas law in the State of Montana, within ten (10) days after written demand for such arbitration by any Party. The two (2) arbitrators so selected by the respective sides shall, in turn, select the third neutral and independent arbitrator, who shall also have at least ten (10) years’ experience practicing oil and gas law in the State of Montana.
(b)    The arbitration shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, but the specific procedure to be followed shall be determined by mutual agreement of Magellan and One Stone, failing which it shall be determined by the arbitrator(s). It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Delaware or Federal Rules of Civil Procedure.
(c)    The arbitration proceeding shall be held in Denver, Colorado, and the arbitration hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.
(d)    At the hearing, the parties to the arbitration shall present such evidence and witnesses as they may choose, with or without legal counsel, in accordance with the procedures determined as provided for in Section 5(b) above. Adherence to formal rules of evidence shall not be required, but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures determined as provided above.
(e)    Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.
(f)    The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by Magellan and 50% by One Stone.
(g)    The arbitrators’ award shall be binding upon the parties to the arbitration, except only for fraud or manifest error, which may be filed in any court of competent jurisdiction and may be enforced by any party to the arbitration as a final judgment of such court.
(i)
ANNEX 4
Consents

(a)    Magellan
(i)    Pursuant to the Amended and Restated Unlimited Guaranty among West Texas State Bank (“WTSB”), as lender, Poplar, as borrower, and Magellan, as guarantor, dated as of June 30, 2015 (the “Guaranty”), the Guaranty is binding on Magellan until the earlier of (A) termination of the WTSB Loan and (B) written notice of revocation signed by Magellan and approved in writing by WTSB, in its sole and absolute discretion. In order to effectuate the transactions contemplated by the Exchange Agreement, Magellan will need to obtain from WTSB a release of the Guaranty provided by Magellan.

ANNEX 5
Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE
US 4041832
$625,000.00    [__], 2016

MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to ONE STONE HOLDINGS II LP, a Delaware limited partnership, or its registered assigns (the “Holder”), the principal sum of SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000) or such lesser amount as shall equal the unpaid aggregate balance of the Loan (as defined below) plus interest (if any) accrued pursuant to the terms of this Note, in lawful money of the United States of America and in immediately available funds, on the Maturity Date as set forth herein.

The outstanding principal balance of this Secured Promissory Note (this “Note”) at any time shall be the original amount of the Loan less the amount of payments or prepayments of principal made on this Note by or for the account of the Company.

1.Definitions. The following terms used herein shall have the following meanings:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Business Day” means any day other than a Saturday or Sunday on which banks are open for domestic and foreign exchange business in New York City and are not authorized or required to close for such business.

“Central Shares” means all Equity Interests in Central Petroleum Limited, an Australian company.

“Closing Date” means the date first mentioned above.
“Company” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Magellan Petroleum Australia, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“CTP VWAP Price” means, as of any date, the volume-weighted average price of a share of Central Petroleum Stock on the Australian Securities Exchange (“ASX”) for the 10 consecutive ASX full trading days (in which shares of Central Petroleum Common Stock are traded on the ASX) ending at the close of regular hours trading on the ASX on the full trading day preceding such date.

“Debt” means, for any Person, the following (without duplication): (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property, services, or acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement; (h) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other mandatorily redeemable preferred Equity Interest of such Person; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (l) all liabilities of such Person in respect of unfunded vested benefits under any an employee benefit plan.

“Dollars” or “$” means the lawful currency of the United States.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” has the meaning assigned to such term in Section 4.1.
“Exchange Agreement” means that certain Exchange Agreement dated as of March 31, 2016, by and between the Company and the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Exchange Agreement Closing” means the ‘Closing’ as defined in the Exchange Agreement.
“Exchange Agreement Closing Date” means the ‘Closing Date’ as defined in the Exchange Agreement.
“Exchange Agreement Consideration” means the ‘Exchange Consideration’ as defined in the Exchange Agreement.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Holder” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including environmental claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any hazardous materials activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Note or the other Note Documents or the transactions contemplated hereby or thereby (the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including the enforcement of the Pledge Agreement)); or (b) any environmental claim against or any hazardous materials activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its subsidiaries or Affiliates and any of their respective properties.
“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security instrument in, on or to, any property or asset; or, the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under, any conditional sale or other title retention agreement, capital lease or other agreement with respect to any property or asset; or, any adverse right or interest, defect in title, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; or, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.
“Loan” has the meaning assigned to such term in Section 2.
“Magellan Petroleum Australia” means Magellan Petroleum Australia Pty Ltd., an Australian company.
“Material Adverse Effect” has the meaning assigned to such term in the Exchange Agreement.
“Maturity Date” means the earliest of (a) August 1, 2016 or, if the Exchange Agreement is terminated pursuant to Section 6.1(d)(ii) thereof, August 1, 2017, (b) the Exchange Agreement Closing Date or (c) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, during the continuance of an Event of Default.
“Note” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Note Document” means any of this Note, the Pledge Agreement and all other certificates, documents, instruments or agreements executed and delivered by the Company for the benefit of the Holder in connection herewith or therewith.
“Obligations” means all liabilities and obligations of every nature of the Company to the Holder arising under the Note and all of the other Note Documents, and any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions thereof, whether for principal, interest (if any) (including interest accruing after the maturity of the Loans and interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance and all reasonable out-of-pocket fees, charges and disbursements of counsel to the Holder that are required to be paid by the Company pursuant to the terms hereof).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledge Agreement” means that certain Pledge Agreement dated as of [__], 2016, by the Company, as grantor, in favor of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.
“Prime Rate” means for any day a fluctuating rate per annum equal to the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Holder) or any similar release by the Federal Reserve Board (as determined by the Holder).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in Magellan Petroleum Australia, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Magellan Petroleum Australia.
“Santos Agreement” means the sale agreement by and among Santos QNT Pty Ltd, Santos Limited, and Magellan Petroleum (N.T.) Pty Ltd, each an Australian company, dated as of September 14, 2011, as amended on February 2, 2012 and as may be further amended from time to time.

“Santos Bonus Payment” means all of Magellan Petroleum Australia’s interest in (a) the interests, benefits, entitlements, rights, assets, obligations and liabilities in and derived from the Santos Bonus Payment (as defined in the Santos Agreement) and (b) all rights, benefits and interests under clause 11 (and associated schedules) of the Santos Agreement.

2.Commitment. Subject to the terms and conditions set forth herein, the Holder agrees to make a loan (the “Loan”) to the Company on the Closing Date in an aggregate principal amount of Six Hundred Twenty-Five Thousand Dollars ($625,000.00). Amounts paid or prepaid in respect of any Loan may not be reborrowed.

3.	Terms of this Note.
3.1    Interest.
(a)    Interest shall not accrue on the outstanding principal amount of this Note unless and until the Exchange Agreement is terminated pursuant to Article VI thereof. If the Exchange Agreement is terminated pursuant to Article VI thereof, interest shall accrue beginning on the date of termination of the Exchange Agreement on the outstanding principal balance at a rate per annum equal to one percent (1%) plus the Prime Rate, in each case computed on the basis of the actual number of days elapsed over a year of 360 days calculated from and including the date hereof.
(b)    All interest (if any) on the Loan shall be due and payable in arrears in cash on the Maturity Date; provided, however, that if the principal of any Loan is prepaid in whole or in part, at any time after the date hereof, all accrued and unpaid interest with respect to such principal amount prepaid shall be due and payable in cash on the date of such prepayment.
3.2    Principal. Subject to Section 3.3(a) below, the outstanding principal balance of the Loan shall be due and payable in immediately available funds in its entirety on the Maturity Date. Principal amounts repaid under this Note may not be reborrowed.
3.3    Payments.
(a)    All payments, if any, on or in respect of this Note, including principal and interest (if any), will be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds to the Holder in such manner and at such place as the Holder shall have designated to the Company in writing pursuant to the notice provisions of this Note; provided that, notwithstanding anything herein to the contrary, the outstanding principal amount of the Loan hereunder on and as of the Exchange Agreement Closing Date shall be deemed to be a portion of the Exchange Agreement Consideration paid from the Holder to the Company in connection with the transactions contemplated by the Exchange Agreement, and automatically upon the Exchange Agreement Closing (i) the Loan shall be irrevocably deemed repaid in full and (ii) this Note shall be null and void, terminated and of no further force and effect.
(b)    All payments on or in respect of this Note shall be free and clear of, and without deduction or withholding for, any taxes or other payments; provided that if the Company shall be required to deduct any taxes or other payments (other than taxes based on or measured by the net income of the Holder) from such payments, then (i) any payments hereunder shall be increased as necessary so that after making all required deductions, the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(c)    Any payment of this Note made shall be applied as follows:
first, ratably to pay all unpaid and actual, incurred indemnities due hereunder to the full extent thereof;
second, ratably to pay an accrued unpaid interest (if any);
third, to prepay the principal amount of the Note then outstanding until paid in full;
fourth, ratably to pay any other Obligations then due and payable; and
fifth, to the Company.
3.4    Optional Prepayment. This Note may be prepaid by the Company at any time, in whole or in part, without premium or penalty.
3.5    Waivers. The Company waives diligence, presentment, demand, protest, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity hereof, and notice of every kind whatsoever except to the extent expressly set forth in any Note Document. The failure of the Holder to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.
3.6    Conditions to Closing Date. The Holder shall not be obligated to make available the Loan on the Closing Date until the Company shall have satisfied each of the following conditions (or any such conditions not satisfied shall have been waived by the Holder):
(a)    Note. The Holder shall have received from each party hereto duly executed counterparts of this Note (in such number as may be requested by the Holder).
(b)    Pledge Agreement. The Holder shall have received (i) from each party thereto duly executed counterparts of the Pledge Agreement (in such number as may be requested by the Holder) and (ii) each document (including any UCC financing statement) required by the Note Documents or under applicable law or deemed necessary by the Holder, in its reasonable discretion, to be filed, registered or recorded in order to create in favor of the Holder a perfected Lien on the Pledged Collateral, and each such document shall be in proper form for filing, registration or recordation in all applicable jurisdictions.
(c)    Exchange Agreement. The Holder shall have received from each party thereto duly executed counterparts of the Exchange Agreement (in such number as may be requested by the Holder).
3.7    Representations and Warranties. The Company represents and warrants to the Holder that as of the date hereof:
(a)    Organization. Magellan Petroleum Australia is a corporation duly organized, validly existing and in good standing under the laws of Australia. Magellan Petroleum Australia has full corporate power and authority to own its assets and to carry on its business as now conducted. Magellan Petroleum Australia is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Magellan Petroleum Australia. Attached hereto as Schedule B are true, correct and complete copies of the organizational documents of Magellan Petroleum Australia, together with any amendments or supplements thereto, as in effect on the date hereof, and there exists no authorization for effecting any additional such amendments or supplements as of the date hereof.
(b)    Ownership and Control. The Company owns 70.0% of all outstanding Equity Interests of Magellan Petroleum Australia and Controls Magellan Petroleum Australia. Magellan Petroleum (UK) Limited, a private limited company formed under the laws of the United Kingdom and a wholly-owned subsidiary of Magellan Petroleum (UK) Investment Holdings Limited, a private limited company formed under the laws of the United Kingdom and a wholly-owned subsidiary of the Company, owns the remaining 30% of all outstanding Equity Interests of Magellan Petroleum Australia.
(c)    Central Petroleum Limited. Magellan Petroleum Australia is the direct, sole beneficial owner and sole holder of record of 8,247,576 Central Shares. All Central Shares owned by Magellan Petroleum Australia have been duly authorized, validly issued, are fully paid and non-assessable. In addition, (i) none of the Central Shares owned by Magellan Petroleum Australia have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are no existing options, warrants, calls or commitments of any character whatsoever relating to such Central Shares or which obligate the issuer of such Equity Interests to issue additional Equity Interests to Magellan Petroleum Australia.
3.8    Affirmative Covenants. The Company covenants and agrees that, as long as any Obligations under the Note remain outstanding, the Company will perform and observe the covenants set forth below, unless the Holder shall otherwise consent in writing:
(a)    Use of Proceeds. The Company will use the proceeds of the Loan to pay (i) certain transaction expenses incurred in connection with entry into the Exchange Agreement and (ii) reasonable and documented invoices to third-party vendors listed on Schedule A hereto in accordance with the terms of the Exchange Agreement.
(b)    Existing; Conduct of Business. The Company will, and will cause Magellan Petroleum Australia to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the Company and/or Magellan Petroleum Australia, as applicable, may elect not to renew any permit in connection with the NT/P82 exploration block in the Bonaparte Basin at the sole discretion of the Company or Magellan Petroleum Australia, respectively.
(c)    Ownership and Control. The Company shall own no less than 70.0% of all outstanding Equity Interests of Magellan Petroleum Australia and shall Control Magellan Petroleum Australia.
(d)    Further Assurances.
(i)    At any time or from time to time upon the request of the Holder, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Holder may reasonably request in order to effect fully the purposes of the Note Documents; and
(ii)    The Company hereby authorizes the Holder to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Pledged Collateral without the signature of the Company where permitted by law, including any financing or continuation statement, or amendment thereto.
(e)    Other Covenants. Shall perform, observe and comply with all covenants, agreements and terms contained in the Pledge Agreement required to be performed, observed or complied with by it.
3.9    Negative Covenants. The Company covenants and agrees that, as long as any Obligations under the Note remain outstanding, the Company will perform and observe the covenants set forth below, unless the Holder shall otherwise consent in writing:
(a)    Debt. The Company will not permit Magellan Petroleum Australia to incur, create, assume or suffer to exist any Debt, except for Debt of Magellan Petroleum Australia existing on the date hereof.
(b)    Liens. The Company will not permit Magellan Petroleum Australia to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except for the following:
(i)    Liens securing the Obligations pursuant to the Pledge Agreement;
(ii)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;
(iii)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;
(iv)    Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;
(v)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution; and
(vi)    Liens existing on the date hereof.
(c)    Dividends. The Company will not permit Magellan Petroleum Australia to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except Magellan Petroleum Australia may declare and pay dividends ratably with respect to its Equity Interests, provided that, to the extent any such Restricted Payment is paid in cash, no Event of Default exists at the time of such payment or would exist after giving effect thereto.
(d)    Sales. The Company will not:
(i)    sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any of its Equity Interests in Magellan Petroleum Australia owned by the Company without the written consent of and at the sole discretion of the Holder;
(ii)    permit Magellan Petroleum Australia to sell, assign, transfer, distribute, convey, or otherwise dispose of any Central Shares or the Santos Bonus Payment, except that:
A.    any disposition of Central Shares shall be permitted with the express written consent of and at the sole discretion of the Holder; and
B.    any sale or other monetization of the Santos Bonus Payment shall be permitted, provided, that, all proceeds of any such sale or monetization shall be retained by Magellan Petroleum Australia, provided, however, that Magellan Petroleum Australia shall be permitted to make a one-time distribution within 10 Business Days of receipt of the proceeds from any such sale or monetization so long as the sum of (x) the CTP VWAP Price of the Central Shares owned by Magellan Petroleum Australia on the date of such distribution plus (y) the cash proceeds retained by Magellan Petroleum Australia after giving effect to such distribution is equal to or greater than One Million Dollars ($1,000,000.00).
For the avoidance of doubt, notwithstanding anything herein to the contrary, the Holder hereby acknowledges and agrees that each of the Company and Magellan Petroleum Australia is authorized to sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any of the Collateral (as defined in the Pledge Agreement), including, without limitation, any farmout or similar transaction and agreement in connection with the NT/P82 exploration block in the Bonaparte Basin and any Proceeds (as defined in the Pledge Agreement) therefrom, except to the extent expressly prohibited in this Section 3.9.
(e)    Mergers, Etc. The Company will not permit Magellan Petroleum Australia to merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve.
(f)    Negative Pledge Agreements; Dividend Restrictions. The Company will not permit Magellan Petroleum Australia to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Note, the Pledge Agreement and the Exchange Agreement) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Holder or restricts Magellan Petroleum Australia from paying dividends or making distributions to the Company, or which requires the consent of or notice to other Persons in connection therewith.
3.Events of Default and Remedies.
4.1    Events of Default. An “Event of Default” will exist if any of the following occurs and is continuing:
(a)    the Company shall fail to make any payment of principal or interest (if any) on this Note, or on any other payment obligation of any nature pursuant to any Note Document, when and as such principal, interest (if any) or other payment obligation becomes due and payable, in each case whether by acceleration, demand or otherwise;
(b)    any representation or warranty made or deemed made by or on behalf of the Company or Magellan Petroleum Australia in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document shall prove to have been incorrect in any material respect when made or deemed made;
(c)    failure by the Company to perform or observe, in any material respect, any covenant set forth in Sections 3.8 and 3.9 (with respect to Section 3.8(e), after giving effect to any cure or notice period provided in the Pledge Agreement);
(d)    the Pledge Agreement shall cease, for any reason, to be in full force and effect, or the Company shall so assert, or any Lien in favor of the Holder created pursuant to the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby;
(e)    the Company shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing or any action referenced in Section 4.1(e); or
(f)    an involuntary proceeding shall be commenced by any party other than the Holder or its Affiliates against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days.
4.2    Remedies.
(a)    If an Event of Default has occurred and is continuing, the Holder will have the right to (i) declare the unpaid principal amount of and accrued interest (if any) on the Loan to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Holder; (ii) enforce any and all Liens and security interests created pursuant to the Pledge Agreement and (iii) take all other actions permitted under applicable law;
(b)    No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder or under any Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.
(c)    The rights, powers and remedies given to the Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

4.	Miscellaneous.
5.1    Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Company and the Holder.
5.2    Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 5.
5.3    Indemnification.
(a)    The Company agrees to defend (subject to Indemnitees’ selection of counsel, subject to the last sentence of this clause (a)), indemnify, pay and hold harmless, the Holder and its Affiliates and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who control any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE HOLDER; provided, the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 5.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. With respect to any such potential litigation, the Indemnitees taken as a whole shall be entitled to select, and this indemnity shall include the reasonable out-of-pocket fees and expenses of, one primary legal counsel, one legal counsel in each applicable locality and, as applicable, one special counsel (and, in each case, one alternative counsel in the event of any actual or potential conflict of interest).
(b)    Neither of the Holder, on behalf of itself and each Indemnitee, nor the Company shall assert, and each of the Holder, on behalf of itself and each Indemnitee, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Note, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds hereof or any act or omission or event occurring in connection therewith, and each of the Holder, on behalf of itself and each Indemnitee, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    The Company hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Company), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (x) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof except to the extent the underlying Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of such Other Source as determined by a court of competent jurisdiction in a final, nonappealable order and (y) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Company must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against the Company if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee, except to the extent the underlying Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of such Other Source as determined by a court of competent jurisdiction in a final, nonappealable order.
5.4    Entire Agreement. This Note and the other Note Documents are intended by the Company and the Holder to be treated for all purposes as an integrated and single agreement, notwithstanding the fact that each of this Note and the other Note Documents is a separate document. This Note and the other Note Documents, together with all exhibits and schedules to each such document, constitute the entire final agreement and understanding between the parties pertaining to the subject matter of each document and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.
5.5    Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested; as follows:
If to Holder, addressed to:
One Stone Holdings II LP
720 Fifth Avenue, 10th Floor
New York, New York 10019
Attn: Robert Israel
Email: ri@1stone-llc.com

If to the Company, addressed to:
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Attn: J. Thomas Wilson and
Antoine Lafargue
Email: jtwilson@Magellanpetroleum.com
alafargue@Magellanpetroleum.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 5.5.

5.6    Assignment. This Note will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by the Company without the prior written consent of the Holder. This Note is not intended to confer any rights or remedies upon any Person except the Company, the Holder and, under and pursuant to Section 5.3 only, the Indemnitees. The assignment of this Note by the Company or the Holder shall not affect the right to indemnification contained herein and shall remain in full force and effect against the indemnitors and their successors and assigns.
5.7    Governing Law. THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
5.8    Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.
(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS NOTE, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVIENENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(b)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 5.5 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 5.5 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.
(c)    EACH PARTY HERETO HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OF THE HOLDER OR OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE, THE OTHER NOTE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 5.8.
(d)    Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.
[Remainder of this page intentionally left blank]

COMPANY:

MAGELLAN PETROLEUM CORPORATION

By:
Name:
Title:

HOLDER:

ONE STONE HOLDINGS II LP

By:	ONE STONE ENERGY PARTNERS GP, L.L.C., its General Partner

By:
Name:
Title:

ANNEX 6
Pledge Agreement

[see attached]

PLEDGE AGREEMENT
US 4042385

THIS PLEDGE AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”) is entered into as of [__], 2016, by and among Magellan Petroleum Corporation, a Delaware corporation, as Grantor (the “Grantor”), and One Stone Holdings II LP, a Delaware limited partnership, as Holder (the “Holder”).

PRELIMINARY STATEMENTS

1.On even date herewith, the Grantor and the Holder executed that certain Secured Promissory Note (as amended, restated, replaced, modified or supplemented from time to time, the “Note”), pursuant to which the Holder agreed to make a loan to the Grantor for the purposes set forth therein.
2.    The Holder has conditioned its obligations under the Note upon the execution and delivery by the Grantor of this Agreement, and the Grantor has agreed to enter into this Agreement to secure all of the Obligations.
3.    The Grantor has determined that valuable benefits will be derived by it as a result of the Note and the extension of credit made by the Holder thereunder.
ACCORDINGLY, the Grantor and the Holder hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Note. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note.

1.2.    Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Agreement or the Note are used herein as defined in the UCC. The following term shall have the meaning set forth in Article 9 of the UCC: “General Intangibles”. The following terms shall have the meaning set forth in Article 8 of the UCC: “Securities Accounts” and “Security”. “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
1.3.    Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the introductory paragraph hereto and in the Preliminary Statements, the following terms shall have the following meanings:

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Collateral” shall have the meaning set forth in Article II.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Event of Default” means an event described in Section 5.1.

“Excluded Payments” shall have the meaning provided in Section 4.4(c)(iii).

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“Excluded Collateral” means (i) Excluded Payments and (ii) any voting stock in excess of 65% of the voting stock of Magellan Petroleum Australia to the extent it is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code (the “Code)). For the purposes of this Agreement, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2) promulgated under the Code).

“Magellan Petroleum Australia” means Magellan Petroleum Australia Pty Ltd, an Australian company.

“Pledged Collateral” means all Equity Interests in Magellan Petroleum Australia, now owned or hereafter acquired by the Grantor, whether or not physically delivered to the Holder pursuant to this Agreement, including, without limitation, the Equity Interest set forth on Exhibit B, but excluding any Excluded Collateral.

“Proceeds” shall have the meaning set forth in Article 9 of the UCC and, in any event shall include, without limitation all dividends or other income from the Pledged Collateral, collections thereon or distributions or payments with respect thereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Holder, among the Grantor, a securities intermediary holding the Grantor’s assets in one or more Securities Accounts, including funds and securities, and the Holder with respect to the collection and control of all deposits, securities and other balances held in such Securities Account(s) maintained by the Grantor with such securities intermediary.
“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Supplement” shall have the meaning provided in Section 4.2.

“Termination Date” shall have the meaning provided in Section 7.12(a).

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Holder’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

The Grantor hereby pledges, assigns and grants to the Holder a security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”) to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(ii)	all Pledged Collateral; and

(iii)
all accessions to, substitutions for and replacements, Proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

provided, however, that notwithstanding the foregoing, “Collateral” shall not include, and no Lien or security interest is hereby granted on, any Excluded Collateral.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Grantor represents and warrants to the Holder that as of the date hereof:

3.1.    Title, Perfection and Priority. The Grantor has good and valid rights in or the power to grant a security interest in the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens, except for the security interest granted to the Holder hereunder, and has full power and authority to grant to the Holder the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Grantor in the locations listed on Exhibit C, the Holder will have a fully perfected first priority security interest in that Collateral of the Grantor in which a security interest may be perfected by filing a financing statement in such locations.

3.2.    Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A, except to the extent that any of the foregoing has been changed in accordance with Section 4.6.

3.3.    Principal Location. The Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A, except to the extent that any of the foregoing has been changed in accordance with Section 4.1(g) or Section 4.6, as applicable.

3.4.    Exact Names. The Grantor’s name in which it has executed this Agreement is the exact name as it appears in the Grantor’s organizational documents, as amended, as filed with the Grantor’s jurisdiction of organization, except to the extent that any of the foregoing has been changed in accordance with Section 4.6. Except as has been disclosed in any public filing of the Grantor or to the Holder, in such capacity or as the holder of equity interests in the Grantor, the Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.5.    No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements naming the Holder as the secured party.

3.6.    Pledged Collateral.

(a)Exhibit B sets forth a complete and accurate list as of the date hereof of all Pledged Collateral owned by the Grantor. The Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit B as being owned by it, free and clear of any Liens, except for the security interest granted to the Holder hereunder. The Grantor further represents and warrants as of the date hereof that (i) all Pledged Collateral owned by it have been duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Holder representing the Pledged Collateral, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Holder so that the Holder may take steps to perfect its security interest therein as a General Intangible and (iii) except to the extent otherwise permitted by the Holder, all Pledged Collateral held by a securities intermediary in a Securities Account is covered by a Securities Account Control Agreement.

(b)In addition, (i) none of the Pledged Collateral owned by the Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are no existing options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of such Pledged Collateral to issue additional Equity Interests to the Grantor, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by the Grantor, or for the exercise by the Holder of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except (A) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, (B) the filings required to perfect the Lien granted to the Administrative Agent on such Pledged Collateral or (C) as have already been obtained from or by such governmental authority or other Person, as applicable.

ARTICLE IV
COVENANTS

From the date of this Agreement, and thereafter until the Termination Date, the Grantor agrees that:

4.1.    General.

(a)Collateral Records. The Grantor will maintain complete and accurate, in all material respects, books and records with respect to the Collateral owned by it, and permit the Holder to inspect such books and records relating to such Collateral.

(b)Authorization to File Financing Statements; Ratification. The Grantor hereby authorizes the Holder to file, and if requested will deliver to the Holder, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Holder in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by the Grantor. Any financing statement filed by the Holder may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate the Grantor’s Collateral by any description that reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Holder promptly upon request.

(c)Further Assurances. The Grantor will, if so requested by the Holder in writing, furnish to the Holder, as often as the Holder reasonably requests, statements and schedules further identifying and describing the Collateral owned by it. The Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Holder in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)Disposition of Collateral. The Grantor will not sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any Collateral, expect to the extent permitted by Section 3.9(d) of the Note.

(e)Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Agreement and (ii) with respect to the Proceeds only, (1) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under 4-208 of the UCC and (2) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits.

(f)Other Financing Statements. The Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 4.1(e). The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement, in each case relating to the Collateral and the Liens granted under the Note Documents, without the prior written consent of the Holder, subject to the Grantor's rights under Section 9-509(d)(2) of the UCC.

(g)Locations. The Grantor will not change its principal place of business or chief executive office from the location identified on Exhibit A, without providing the Holder prompt written notice (and in any event within thirty (30) days prior thereto or such shorter time as the Holder may agree) of such change.

(h)Compliance with Terms. The Grantor will perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all material agreements to which it is a party or by which it is bound in any case relating to such Collateral (including the obligations and agreements pursuant to the Note Documents).

4.2    Delivery of Certificated Securities. The Grantor will (a) deliver to the Holder immediately upon execution of this Agreement, the originals of all Securities constituting Collateral owned by it (if any then exist), (b) hold in trust for the Holder upon receipt and immediately thereafter deliver to the Holder any such Securities constituting Collateral, and (c) upon the Holder’s request, deliver to the Holder a duly executed supplement to this Agreement, in the form of Exhibit D (a “Supplement”), pursuant to which the Grantor will confirm the pledge of such additional Collateral. The Grantor hereby authorizes the Holder to attach each Supplement to this Agreement and agrees that all additional Collateral owned by it set forth in such Supplement shall be considered to be part of the Collateral.

4.3.    Uncertificated Pledged Collateral. The Grantor will use commercially reasonable efforts necessary to cause, upon the request of the Holder, the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities constituting Collateral hereunder or other types of Pledged Collateral owned by the Grantor not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral owned by the Grantor not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Holder granted pursuant to this Agreement. With respect to any Pledged Collateral owned by it, the Grantor will, upon the request of the Holder, use commercially reasonable efforts necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Collateral, to cause the Holder to have and retain Control over such Pledged Collateral.

4.4.    Pledged Collateral.

(a)Delivery. If the Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Collateral, or otherwise in respect thereof, the Grantor shall accept the same as the agent of the Holder, hold the same in trust for the Holder and deliver the same forthwith to the Holder in the exact form received, duly indorsed by the Grantor to the Holder, if required, together with an undated stock power covering such certificate duly executed in blank by the Grantor. If an Event of Default exists, (i) any sums paid upon or in respect of the Pledged Collateral upon the liquidation or dissolution of any issuer of Pledged Collateral shall be paid over to the Holder to be held by it hereunder as additional collateral security for the Obligations and (ii) in case any distribution of capital shall be made on or in respect of the Pledged Collateral or any property shall be distributed upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Holder, be delivered to the Holder to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Collateral shall be received by the Grantor while an Event of Default exists, the Grantor shall, until such money or property is paid or delivered to the Holder, hold such money or property in trust for the Holder, segregated from other funds of the Grantor, as additional collateral security for the Obligations.

(b)Registration of Pledged Collateral. The Grantor will, if an Event of Default exists, permit any registrable Pledged Collateral owned by it to be registered in the name of the Holder or its nominee at any time; provided that upon the request of the Grantor at any time that an Event of Default no longer exists, the Holder will surrender (or cause its nominee to surrender) registrable Pledged Collateral to the registrar or transfer agent therefor for re-registration in the name of the Grantor of such Pledged Collateral, accompanied by such documents as may be necessary to effect such re-registration.

(c)Exercise of Rights in Pledged Collateral.

(i)    Without in any way limiting the foregoing and subject to Section 4.4(c)(ii), the Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Agreement, the Note or any other Note Document; provided however, that no vote or other right shall be exercised or action taken that would have the effect of impairing the rights of the Holder in respect of such Pledged Collateral in any material respect.

(ii)The Grantor will permit the Holder or its nominee at any time during the existence of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Pledged Collateral as if it were the absolute owner thereof.

(iii)The Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it; provided, however, if an Event of Default exists, the Grantor shall not be able to retain any of the following distributions and payments: (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided further, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Agreement (all such distributions and payments permitted under this subsection 4.4(c)(iii), collectively, the “Excluded Payments”); and

(iv)All distributions in respect of any of the Pledged Collateral owned by the Grantor, whenever paid or made, other than Excluded Payments made in accordance with Section 4.4(c)(iii), shall be delivered to the Holder to hold as Pledged Collateral if an Event of Default exists and shall, if received by the Grantor while an Event of Default exists, be received in trust for the benefit of the Holder, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Holder as Pledged Collateral in the same form as so received (with any necessary endorsement).

5.5.    No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Holder provided for in this Agreement or, during the continuance of an Event of Default, now or hereafter existing at law or in equity or by statute or otherwise, or the valid exercise or beginning of the valid exercise by the Holder of any one or more of such rights, powers or remedies.

5.6.     Change of Name. The Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) change its organization identification number, if any, issued by its state of incorporation or other organization, or (d) change its state of incorporation or organization, in any case except to the extent consented to in writing by the Holder, such consent not to be unreasonably withheld, conditioned or delayed. In connection with any such change, the Grantor shall take any reasonable action requested by the Holder to maintain the perfection of the Liens granted in favor of the Holder in the Collateral.

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

5.1.     Events of Default. The occurrence of any “Event of Default” under, and as defined in, the Note shall constitute an Event of Default hereunder.

5.2    Remedies.

(a)During the existence of an Event of Default, the Holder may exercise any or all of the following rights and remedies:

(i)those rights and remedies provided in this Agreement, the Note, or any other Note Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies expressly made available to the Holder prior to an Event of Default in this Agreement, the Note or any other Note Document;

(ii)those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii)give notice of sole control or any other instruction under any Securities Account Control Agreement and take any action therein with respect to such Collateral;

(iv)without notice (except as specifically provided in this Agreement or in any other Note Document), demand or advertisement of any kind to the Grantor or any other Person, enter the premises of the Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Holder may deem commercially reasonable; and

(v)concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing the Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Holder was the outright owner thereof.

(b)The Holder may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral during the existence of an Event of Default and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)The Holder shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, in each case during the existence of an Event of Default, to purchase for the benefit of the Holder, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d)Until the Holder is able to affect a sale, lease, or other disposition of Collateral during the existence of an Event of Default, the Holder shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Holder. The Holder may, if it so elects during the existence of an Event of Default, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Holder’s remedies, with respect to such appointment without prior notice or hearing as to such appointment.

(e)Notwithstanding the foregoing, the Holder shall not be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)The Grantor recognizes that the Holder may be unable to effect a public sale of any or all the Holder and may be compelled to resort to one or more private sales thereof in accordance with Section 5.2(a). The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Holder shall be under no obligation to delay a sale of any of the Holder for the period of time necessary to permit the Grantor or the issuer of the Holder to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Grantor and the issuer would agree to do so.

5.3.    Grantor’s Obligations Upon Default. Upon the request of the Holder after the occurrence and during the continuance of an Event of Default, the Grantor will:

(a)assemble and make available to the Holder the Collateral and all books and records relating thereto at any place or places reasonably specified by the Holder, whether at the Grantor’s premises or elsewhere;

(b)permit the Holder, by the Holder’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)prepare and file, or cause an issuer of Pledged Collateral (if such issuer is Controlled by a Grantor) to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Holder may request, all in form and substance satisfactory to the Holder, and furnish to the Holder, or cause an issuer of Pledged Collateral (if such issuer is Controlled by a Grantor) to furnish to the Holder, any information regarding the Pledged Collateral in such detail as the Holder may specify; and

(d)take, or cause an issuer of Pledged Collateral (if such issuer is Controlled by a Grantor) to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Holder to consummate a public sale or other disposition of the Pledged Collateral.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1.    Authorization for Holder to Take Certain Action.

(a)    The Grantor irrevocably authorizes the Holder at any time and from time to time in the sole discretion of the Holder and appoints the Holder as its attorney in fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or appropriate in the Holder’s reasonable discretion to perfect and to maintain the perfection and priority of the Holder’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral during the existence of an Event of Default, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Holder in its reasonable discretion deems necessary or appropriate to perfect and to maintain the perfection and priority of the Holder’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary to give the Holder Control over such Pledged Collateral, (v) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder) during the existence of an Event of Default, and (vi) to do all other acts and things necessary to carry out the terms of this Agreement during the existence of an Event of Default; and the Grantor agrees to reimburse the Holder within ten (10) days after written demand for any reasonable payment made or any reasonable out-of-pocket expense incurred by the Holder in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantor of any of its obligations under this Agreement, the Note or under any other Note Document.

(b)    All lawful acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Holder under this Section 6.1 are solely to protect the Holder’s interests in the Collateral and shall not impose any duty upon the Holder to exercise any such powers.

6.2.    PROXY. THE GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE HOLDER AS ITS PROXY AND ATTORNEY‑IN‑FACT (AS SET FORTH IN SECTION 6.1 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO WHILE AN EVENT OF DEFAULT EXISTS. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL WHILE AN EVENT OF DEFAULT EXISTS, THE APPOINTMENT OF THE HOLDER AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS) WHILE AN EVENT OF DEFAULT EXISTS. SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.3.    NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE HOLDER AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE HOLDER NOR ANY OF ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
GENERAL PROVISIONS

7.1.Waivers. To the extent permitted by applicable law, the Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Article VIII, at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Holder arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Holder as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Holder, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein or in any other Note Document, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

7.2.Limitation on the Holder’s Duty with Respect to the Collateral. The Holder shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Holder shall use reasonable care with respect to the Collateral in its possession or under its Control. The Holder shall not have any other duty as to any Collateral in its possession or Control or in the possession or Control of any agent or nominee of the Holder, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Holder to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is commercially reasonable for the Holder (a) to fail to incur expenses deemed significant by the Holder to prepare Collateral for disposition, (b) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (c) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (d) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (e) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, or (f) to the extent deemed appropriate by the Holder, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Holder in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Holder would be commercially reasonable in the Holder’s exercise of remedies against the Collateral and that other actions or omissions by the Holder shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to the Grantor or to impose any duties on the Holder that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 7.2.

7.3.Holder Performance of Debtor Obligations. Without having any obligation to do so, the Holder may perform or pay any obligation which the Grantor has agreed to perform or pay in this Agreement if the Grantor fails to perform or pay such obligation to the extent it constitutes an Event of Default, and the Grantor shall reimburse the Holder for any reasonable amounts paid by the Holder pursuant to this Section 7.3. The Grantor’s obligation to reimburse the Holder pursuant to the preceding sentence shall be Obligations payable on demand.

7.4.Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained herein will cause irreparable injury to the Holder, that the Holder has no adequate remedy at law in respect of such breaches and therefore agrees that the covenants of the Grantor contained herein shall be specifically enforceable against the Grantor.

7.5.Dispositions Not Authorized. The Holder hereby acknowledges and agrees that the Grantor is authorized to sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of the Collateral except to the extent expressly set forth in Section 4.1(d), but notwithstanding any course of dealing between the Grantor and the Holder or other conduct of the Holder, no authorization to sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any Central Shares or any Equity Interests in Magellan Petroleum Australia owned by Grantor shall be binding upon the Holder unless such authorization by the Holder is in writing.

7.6.No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Holder to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Holder and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Holder until the Termination Date.

7.7.Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

7.8.Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.9.Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantor and the Holder and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Holder. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Holder hereunder.

7.10.Survival of Representations. All representations and warranties of the Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

7.11.Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

7.12.Termination; Release.

(a)    This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (such occurrence being the “Termination Date”) the earlier of (i) the time at which all of the Obligations have been paid in full (other than any contingent obligations not then due and indemnification obligations not then due) and (ii) the consummation of the Exchange Agreement Closing. Upon the occurrence of the Termination Date, the Holder shall forthwith cause the satisfaction, discharge and termination of this Agreement and the Liens granted hereunder (subject to Section 7.8) and shall prepare and record any and all termination statements as may be appropriate to terminate all financing statements and other filings made in connection with the Liens granted hereunder.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by the Grantor in a transaction permitted by this Agreement or the Note, the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, and such Collateral shall be sold free and clear of the Lien and security interest created hereby; provided that, to the extent required by this Agreement or the Note, the Holder shall have consented to such sale, transfer or other disposition; provided, further, that such security interest will continue to attach to all proceeds of such sales, transfers or other dispositions except to the extent such proceeds are the subject of any such sale, assignment, transfer or disposition or as otherwise consented to by Holder.

(c)    In connection with any of the foregoing, the Holder shall execute and deliver to the Grantor or the Grantor’s designee, at the Grantor’s expense, all UCC termination statements and similar documents that the Grantor shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Holder.

7.13.Entire Agreement. This Agreement (together with the other Note Documents) embodies the entire agreement and understanding between the Grantor and the Holder relating to the Collateral and supersedes all prior agreements and understandings between the Grantor and the Holder relating to the Collateral.

7.14.CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.15.CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GRANTOR HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE THE HOLDER FROM OBTAINING JURISDICTION OVER THE GRANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION. THE GRANTOR IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST THE HOLDER OR ANY AFFILIATE OF THE HOLDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED, IN EITHER CASE, IN NEW YORK COUNTY, NEW YORK.

7.16.WAIVER OF JURY TRIAL. THE GRANTOR AND THE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

7.17.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.18.Lien Absolute. All obligations of the Grantor hereunder shall be absolute and unconditional irrespective of:

any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;
any lack of validity or enforceability relating to or against the Grantor or any other guarantor of any of the Obligations, for any reason related to the Note, any other Note Document or any other agreement or instrument governing or evidencing any Obligations, or any governmental requirements purporting to prohibit the payment by the Grantor or any other guarantor of the Obligations of the principal of or interest on the Obligations;
any modification or amendment of or supplement to the Note or any other Note Document;
any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Note, any other Note Document or any other agreement or instrument governing or evidencing any Obligations, including any increase or decrease in the rate of interest thereon;
any change in the corporate existence, structure or ownership of the Grantor or any other guarantor of any of the Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Grantor or any other guarantor of the Obligations, or any of their assets or any resulting release of discharge of any obligation of the Grantor or any other guarantor or any of the Obligations;
any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Note Document or Obligations;
any other setoff, defense (other than payment in full of the Obligations) or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Note, any other Note Document, any other agreement or instrument or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of the Grantor; or
any other act or omission to act or delay of any kind by the Grantor, any other guarantor of the Obligations, the Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Grantor’s obligations hereunder.
7.19.Release. The Grantor consents and agrees that the Holder may at any time, or from time to time, in its discretion:

renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Obligations in accordance with the terms of the Note; and
exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Holder in connection with all or any of the Obligations; all in such manner and upon such terms as the Holder may deem proper, and without notice to or further assent from the Grantor, it being hereby agreed that the Grantor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Note, or any other agreement governing any Obligations.
ARTICLE VIII
NOTICES

8.1.    Sending Notices. Any notice required or permitted to be given under this Agreement shall be provided in accordance with Section 5.5 of the Note.

8.2.    Change in Address for Notices. Each of the Grantor and the Holder may change the address for service of notice upon it by a notice in writing to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantor and the Holder have executed this Agreement as of the date first above written.

GRANTOR:

MAGELLAN PETROLEUM CORPORATION

By:
Name:
Title:

HOLDER:

ONE STONE HOLDINGS II LP

By:	ONE STONE ENERGY PARTNERS GP, L.L.C.,

its General Partner

By:
Name:
Title: